As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HDFC Bank Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of India	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

HDFC Bank House

Senapati Bapat Marg

Lower Parel, Mumbai 400 013 India

91-22- 6652-1000

(Address and telephone number of Registrant’s principal executive offices)

Depositary Management Corporation, 570 Lexington Avenue, 44th Floor, New York, NY 10022, 212-319-7600

(Name, address, and telephone number of agent for service)

Copies to:

Timothy G. Massad, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 212-474-1000	Anthony Root, Esq. Milbank, Tweed, Hadley & McCloy LLP 3007 Alexandra House 16 Chater Road Central Hong Kong 852-2971-4888

Approximate date of commencement of proposed sale to the public.  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Equity shares, par value Rs. 10 per share		$	$	$0

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the equity shares registered hereby have been registered under a separate registration statement on Form F-6, File No. 333-13730. Each American Depositary Share represents three equity shares.
(2)	An indeterminate number of equity shares is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

AMERICAN DEPOSITARY SHARES

REPRESENTING

EQUITY SHARES

From time to time, we may sell American Depositary Shares, or ADSs, representing our equity shares in amounts, at prices and on terms described in one or more supplements to this prospectus. Each ADS offered represents three equity shares.

This prospectus provides a general description of our ADSs. The specific terms of any offering of ADSs will be set forth in a supplement to this prospectus. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may offer and sell ADSs representing our equity shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for an offering will provide the specific terms of the plan of distribution.

Our ADSs are listed on the New York Stock Exchange under the symbol “HDB.” The last reported sale price of our ADSs on July 6, 2007 was $87.77 per ADS.

Investing in our ADSs involves risks. See the “ Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other state or foreign securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2007

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus provides you with a general description of the ADSs representing our equity shares that we may offer. Each time we offer ADSs representing our equity shares, we will provide a supplement to this prospectus. The accompanying prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to our ADSs. The accompanying prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Please read carefully this prospectus and the accompanying prospectus supplement. In addition to the information contained in the documents, we refer you to the information contained under the headings “Available Information” and “Incorporation of Documents by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC’s offices, each of which is listed under the heading “Available Information.”

All references in this prospectus and the accompanying prospectus supplement to “we,” “us,” “our,” “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited.

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AVAILABLE INFORMATION

We will furnish to holders of our ADSs, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the SEC a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we furnish to or file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been furnished or filed with the SEC:

•	the Registration Statement on Form 8-A we filed with the SEC on July 16, 2001;

•	the Annual Report on Form 20-F we filed with the SEC on July 10, 2007 for the fiscal year ended March 31, 2007, which we refer to as our Form 20-F; and

•	the report on Form 6-K that we furnished to the SEC on July 10, 2007.

We also incorporate by reference into this prospectus any future filings on Form 20-F made with the SEC pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the consummation of the offering of the ADSs, and to the extent designated therein, future reports on Form 6-K furnished to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person, including any beneficial owner of our common shares or of ADSs, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Sanjay Dongre, 2nd floor, Process House, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India (Telephone: 91-22-2490-2934 or 91-22-2496-1616, Ext. 3473).

FORWARD-LOOKING STATEMENTS

We have included statements in this prospectus which contain words or phrases such as “will,” “aim,” “will likely result,” “believe,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “project,” “should,” “will pursue” and similar expressions or variations of these expressions, that are “forward-looking statements.” Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy successfully, the market acceptance of and demand for various banking services, future levels of our non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, volatility in investment income, our ability to market new products, cash flow projections, the outcome of any legal, tax or regulatory proceedings in India and in other jurisdictions we are or become a party to, the future impact of new accounting standards, our ability to pay dividends, the impact of changes in banking regulations and other regulatory changes in India and other jurisdictions on us, our ability to roll over our short-term funding sources and our exposure to market and operational risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what may actually occur in the future. As a result, actual future gains, losses or impact on net income could materially differ from those that have been estimated.

In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic and political conditions, instability or uncertainty in India and the other countries which have an impact on our business activities or investments, caused by any factor including terrorist attacks in India, the United States or elsewhere, anti-terrorist or other attacks by the United States, a United States-led coalition or any other country, tensions between India and Pakistan related to the Kashmir region, military armament or social unrest in any part of India; the monetary and interest rate policies of the government of India; natural calamities, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices; the performance of the financial markets in India and globally; changes in Indian and foreign laws and regulations, including tax, accounting and banking regulations; changes in competition and the pricing environment in India; and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see “Risk Factors.”

THE BANK

Overview of Business

We are a leading private sector bank and financial services company in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and leading corporations in India. We have experienced significant growth while maintaining strong asset quality and a low-cost funding structure.

Our strategy is to provide a wide range of financial products and services to our customers through multiple distribution channels with high quality service and superior execution. For fiscal 2007, we had net income of Rs. 11.0 billion. As of March 31, 2007, we had total assets of Rs. 1,013.2 billion.

We have three principal business activities:

Retail banking. We strive to be a one-stop shop that meets the financial needs of our retail customers by offering a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance products investment advisory services, bill payment services and other services. We aim to provide our customers with high quality service on an “anytime, anywhere, anyhow” basis through our multiple distribution channels, which included a network of 684 branches (including 22 extension counters) and 1,605 ATMs as of March 31, 2007. As of June 30, 2007, our network of branches and ATMs increased to 753 and 1,716, respectively in 320 cities. As of March 31, 2007, we had approximately 10.0 million customers and approximately 4.1 million debit card holders. We are also a leading provider of retail depositary services for holding securities.

Wholesale banking. We provide loans, bill discounting, credit substitutes, deposit products, documentary credits (primarily letters of credit), guarantees and foreign exchange and derivative products primarily to the top end of the Indian corporate sector and small and medium sized enterprises meeting our credit requirements. We also provide a broad range of transactional banking services to a wide variety of corporations and financial institutions. Through our cash management services, we provide our clients with physical and electronic payment and collection mechanisms that are faster and more cost effective than traditional Indian payment and clearing systems. We also provide clearing and cash settlement services to the major stock exchanges in India. In addition, we provide custody services to Indian mutual funds and correspondent banking services to foreign banks and cooperative banks. We were also the first private sector bank to be appointed by the government of India to collect direct taxes on its behalf.

Treasury operations. Our treasury group manages our balance sheet and provides foreign exchange and derivatives products to our clients. Our proprietary securities trading is limited principally to Indian government securities and our proprietary derivatives trading is limited primarily to rupee-based interest rate swaps.

Since we commenced operations, we have made substantial investments in our technology platform and distribution capabilities. In addition to our growing branch and ATM network, we offer telephone banking in 217 cities, as well as internet banking and banking services by mobile telephone. These and other resources give us the capability to deliver a broad selection of banking products through multiple delivery channels that are convenient for our customers. We believe this positions us well to grow as the Indian financial services industry evolves.

Our business has expanded rapidly over the past several years. Net income has grown at a compound annual rate of 32.4% since fiscal 2004 and we have extended our market and geographical penetration from 4.6 million customers in 163 cities as of March 31, 2004 to 10.0 million customers in 316 cities as of March 31, 2007. Our total assets have grown from Rs. 426.8 billion as of March 31, 2004, to Rs. 1,013.2 billion as of March 31, 2007. While our business has grown quickly, we have maintained a disciplined growth strategy and a strong balance sheet. As of March 31, 2007, customer deposits represented 67.3% of our total liabilities and shareholders’ equity and we had an average cost of funds including equity (calculated under Indian generally accepted accounting principles, or Indian GAAP) for the fiscal 2007 of 3.7%. Our cost of funds of 3.1% for fiscal 2006 was one of the lowest for all domestic banks in India (such comparative data is not yet available for 2007). As of March 31, 2007, our net non-performing assets constituted 0.4% of our net customer assets as per Indian GAAP.

Our Competitive Strengths

We attribute our growth and success to the following competitive strengths:

We are a leader among Indian banks in our use of technology. Since our inception, we have made substantial investments in our technology platform and systems. We have built multiple distribution channels, including an electronically linked branch network, automated telephone banking, internet banking and banking by mobile phone, to offer customers convenient access to our products. Our technology platform has also driven the development of innovative new products and reduced our operating costs.

We deliver high quality service with superior execution. Through intensive training of our staff and the use of our technology platform, we deliver efficient service with rapid response times. Our focus on knowledgeable and personalized service draws customers to our products and increases existing customer loyalty.

We offer a wide range of products to our clients to service their banking needs. Whether in retail or wholesale banking, we consider ourselves a “one-stop shop” for our customers’ banking needs. Our broad array of products creates multiple cross-selling opportunities for us and improves our customer retention rates.

We have an experienced management team. Many members of our senior management team have been with us since our inception, have substantial experience in multinational banking and share our common vision of excellence in execution. We believe this team is well suited to leverage the competitive strengths we have already developed as well as create new opportunities for our business.

Market Opportunity

India has had average real GDP growth of 6.8% per annum over the last decade and has liberalized many sectors of its economy. India is also witnessing a favorable shift in its demographic profile, with the upper and middle class constituting an expanding share of the population. We believe that banking in India remains an under-penetrated market with substantial growth opportunities, particularly for a private sector bank in a market traditionally dominated by large public sector banks.

Our Business Strategies

Our business strategy emphasizes the following elements:

Increase our market share in India’s expanding banking and financial services industry. In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing our focus on our competitive strengths. We also aim to increase geographical and market penetration by expanding our branch and ATM network and increasing our efforts to cross-sell our products.

Maintain strong asset quality through disciplined credit risk management. We have maintained high quality loan and investment portfolios through careful targeting of our customer base, a comprehensive risk assessment process and diligent risk monitoring and remediation procedures. We believe we can maintain strong asset quality appropriate to the loan portfolio composition, while achieving growth.

Maintain a low cost of funds. We believe we can maintain a relatively low-cost funding base as compared to our competitors, by expanding our base of retail deposits and increasing the free float generated by transaction services such as cash management and stock exchange clearing.

Focus on high earnings growth with low volatility. We intend to maintain our focus on steady earnings growth through conservative risk management techniques and low cost funding. In addition, we intend not to rely heavily on revenue derived from trading so as to limit volatility.

RISK FACTORS

Please carefully consider the risk factors described in our filings on Form 20-F made with the SEC which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

We will use the new proceeds from the sales of the ADSs as set forth in the applicable prospectus supplement.

DESCRIPTION OF EQUITY SHARES

The Company

We are registered under number 11-80618 of 1994 with the Registrar of Companies, Maharashtra State, India. Our Articles permit us to engage in a wide variety of activities, including all of the activities in which we currently engage or intend to engage, as well as other activities in which we currently have no intention of engaging.

Dividends

Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends are generally declared as a percentage of par value and distributed and paid to shareholders in proportion to the paid- up value of their equity shares. The Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

These distributions and payments are required to be deposited into a separate bank account and paid to shareholders within 30 days of the annual general meeting where the resolution for declaration of dividends is approved.

The Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any money that remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund created by the government of India. No claims for the payment of dividends unpaid or unclaimed for a period of seven years shall lie against the fund of the government of India or against us.

Our Articles authorize our board of directors to declare interim dividends, the amount of which must be deposited in a separate bank account within five days and paid to the shareholders within 30 days of the declaration.

Under the Companies Act, final dividends payable can be paid only in cash to the registered shareholder at a record date fixed prior to the relevant annual general meeting, to his order or to the order of his banker.

Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). We are permitted to declare dividends of up to 33.33% of net profit calculated under Indian GAAP without prior RBI approval subject to compliance with certain prescribed requirements. Further, upon compliance with the prescribed requirements, we are also permitted to declare interim dividends subject to the above- mentioned cap computed for the relevant accounting period.

Dividends may only be paid out of our profits for the relevant year and in certain contingencies out of the reserves of the company. Before declaring dividends, we are required, under the Indian Banking Regulation Act, to transfer 25% of the balance of profits of each year to a reserve fund.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings calculated under Indian GAAP, the Companies Act permits our board of directors, subject to the approval of our shareholders, to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the capital surplus reserve or legal reserve to stated capital. Bonus equity shares can be distributed only with the prior approval of the RBI. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Preemptive Rights and Issue of Additional Shares

The Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Companies Act and our Articles, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

•	the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person;

•	the number of shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer. If the offer is not accepted, it is deemed to have been declined.

Our board of directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles. Holders of ADSs may not be able to participate in any such offer. See “Description of American Depositary Shares—Share Dividends and Other Distributions.”

General Meetings of Shareholders

There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal year. We may convene an extraordinary general meeting when necessary or at the request of a shareholder or shareholders holding on the date of the request at least 10% of our paid- up capital. A general meeting is generally convened by our secretary in accordance with a resolution of the board of directors. Written notice stating the agenda of the meeting must be given at least 21 days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

The annual general meeting is held in Mumbai, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our board of directors.

Voting Rights

A shareholder has one vote for each equity share and voting may be by a show of hands or on a poll. However, under the Indian Banking Regulation Act, on poll, a shareholder cannot exercise voting rights in excess of 10% of the total voting rights of all shareholders. Unless a poll is demanded by a shareholder, resolutions are adopted at a general meeting by a majority of the shareholders having voting rights present or represented. The quorum for a general meeting is five members personally present. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, resolutions such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares without preemptive rights and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings.

The Companies Act has recently been amended to provide for the passing of resolutions in relation to certain matters specified by the government of India, by means of a postal ballot.

ADS holders have no voting rights with respect to the deposited shares. See “Description of American Depositary Shares—Voting Rights.”

Annual Report

At least 21 days before an annual general meeting, we must circulate either a detailed or abridged version of our Indian GAAP audited financial accounts, together with the Directors’ Report and the Auditor’s Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Companies Act to make available upon the request of any shareholder our complete balance sheet and profit and loss account.

Under the Companies Act, we must file with the Registrar of Companies our Indian GAAP balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Register of Shareholders, Record Dates and Transfer of Shares

The equity shares are in registered form. We maintain a register of our shareholders in Mumbai. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. These transfer deeds attract stamp duty, which has been fixed at 0.5% of the transfer price.

For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a period prior to the annual general meeting. The Companies Act and our listing agreements with the stock exchanges permit us, pursuant to a resolution of our board of directors and upon at least 30 days’ advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days’ public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

Transfer of Shares

Shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by SEBI. These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty.

SEBI requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositories established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

Our equity shares are freely transferable, subject only to the provisions of the Companies Act under which, if a transfer of equity shares contravenes the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or the Sick Industrial Companies (Special Provisions) Act, 1985, or any other similar law, the Indian Company Law Board may, on application made by us, a depositary incorporated in India, an investor, SEBI or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within one month of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Indian Company Law Board seeking to register the transfer of equity shares. The Indian Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. Furthermore, the RBI requires us to obtain its approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

Our transfer agent is Datamatics Financial Services Limited, located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner. See “Restrictions on Foreign Ownership of Indian Securities.”

Disclosure of Ownership Interest

The provisions of the Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company’s ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which this declaration has not been made, but any person who fails to make the required declaration may be liable for a fine of up to Rs. 1,000 for each day this failure continues. However, under the Indian Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

Acquisition by the Issuer of Its Own Shares

Until recently, the Companies Act did not permit a company to acquire its own equity shares because of the resulting reduction in the company’s capital. However, the government of India amended the Companies Act and consequently this reduction in capital is permitted in certain circumstances. The reduction of capital requires compliance with buy-back provisions specified in the Companies Act and by SEBI.

ADS holders will be eligible to participate in a buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to us. ADS holders should note that equity shares withdrawn from the depositary facility may only be redeposited into the depositary facility under certain circumstances. See “Description of American Depositary Shares—Deposit, Withdrawal and Cancellation.”

There can be no assurance that the equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by us. The position regarding regulatory approvals required for ADS holders to participate in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by us, including in relation to any regulatory approvals and tax issues relating to the buy-back.

Liquidation Rights

Subject to the rights of depositors, creditors and employees, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on these equity shares. All surplus assets remaining belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on these equity shares, respectively, at the commencement of the winding-up.

Acquisition of the Undertaking by the Government

Under the Indian Banking Regulation Act, the government may, after consultation with the RBI, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking business. The RBI may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the RBI or that our business is being managed in a manner detrimental to the interest of our depositors. Similarly, the government of India may also acquire our business based on a report by the RBI.

Takeover Code and Listing Agreements

Under the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 1997 (the “Takeover Code”), upon the acquisition of more than 5% of the outstanding shares or voting rights of a publicly listed Indian company, a purchaser is required to notify the company and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. Such notification is also required upon acquisition of 10% and 14% of the outstanding shares or voting rights of a publicly listed Indian company. An ADS holder would be subject to these notification requirements.

Upon the acquisition of 15% or more of such shares or voting rights, or a change in control of the company, the purchaser is required to make an open offer to the other shareholders, offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us. However, the Takeover Code provides for a specific exemption from this provision to an ADS holder and states that this provision will apply to an ADS holder only once he or she converts the ADSs into the underlying equity shares.

We have entered into listing agreements with each of the Indian stock exchanges on which our equity shares are listed. Each of the listing agreements provides that if a purchase of a listed company’s shares results in the purchaser and its affiliates holding more than 5% of the company’s outstanding equity shares or voting rights, the purchaser and the company must report its holding to the company and the relevant stock exchanges. The agreements also provide that if an acquisition results in the purchaser and its affiliates holding equity shares representing more than 15% of the voting rights in the company, then the purchaser must, before acquiring such equity shares, make an offer on a uniform basis to all remaining shareholders of the company to acquire equity shares that have at least an additional 20% of the voting rights of the total equity shares of the company at a prescribed price.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the American Depositary Shares, or ADSs, related to any offering. Each ADS will represent an ownership interest in three equity shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Your ADSs will be evidenced by what are known as American Depositary Receipts or ADRs.

The depositary’s office is located at 4 New York Plaza, 13th Floor, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which was filed as an exhibit to the registration statement on Form F-1 we filed on July 12, 2001. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done in a reasonable manner. The depositary will attempt to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares

In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to Receive Additional Shares

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish that evidence or if the depositary determines it is not practical to distribute the rights, the depositary may:

•	sell the rights, if practicable, and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable,

•

to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or

•	hold the distributed property, in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under the accompanying prospectus supplement, we will arrange with the underwriters named therein to deposit such shares.

Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing such shares without prior approval of the government of India. However, an investor who surrenders an ADS and withdraws shares may be permitted to redeposit those shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding shares purchased by a non-resident of India on the local stock exchange and issue ADSs representing those shares. However, in each case, the number of shares redeposited or deposited cannot exceed the number represented by ADSs converted into underlying shares.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. After the closing of the offering to which the accompanying prospectus supplement relates, unless otherwise agreed by the depositary and ourselves and permitted by applicable law, only the following may be deposited with the depositary or custodian:

•	shares issued as a free distribution in respect of deposited securities;

•	shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of shares; and

•	securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

We will inform the depositary if any of the shares permitted to be deposited do not rank pari passu with the shares issued in the offering to which the accompanying prospectus supplement relates and the depositary will arrange for the ADSs issuable with respect to such shares to be differentiated from those issued in such offering until such time as they rank pari passu with the shares issued in such offering.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which the accompanying prospectus supplement relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

When you turn in your ADRs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares in dematerialized form, for which the ADS holder will be required to open an account with a depositary participant of the National Securities Depositary Limited or Central Depositary Services (India) Limited to hold and sell the shares in dematerialized form upon payment of customary fees and expenses. See “Description of Equity Shares—Transfer of Shares.”

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

You will have no voting rights with respect to the deposited equity shares. The depositary will abstain from exercising the voting rights of the deposited equity shares. Recently, the RBI examined the matter relating to the exercise of voting rights by the depositary and issued a circular dated February 5, 2007 pursuant to which we furnished to the RBI a copy of our agreement with the depository. We have also given an undertaking to the RBI stating that we will not give cognizance to voting by the depositary if the vote given by the depositary is in contravention of its agreement with us and that we or the depositary will not bring about any change in our depository agreement without the prior approval of the RBI.

Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying shares and vote at such meetings.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled to receive a dividend, distribution or rights, subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and the depositary or the custodian actually receives those written communications, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

The depositary will charge ADR holders a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is U.S.$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered. The depositary may also charge ADR holders or persons depositing shares:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may

•	deduct the amount thereof from any cash distributions, or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

a change in law or regulation governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the shares where any such transfer might result in ownership of shares in contravention of, or exceeding the limits under, the governmental approval which we received from the Indian government in connection with any offering, applicable law or our organizational documents. We also may instruct you that we are restricting the transfers of ADSs where such transfer may result in the total number of shares represented by the ADSs beneficially owned by you contravening or exceeding the limits under the applicable law or our organizational documents. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect the depositary’s designated records at such office during regular business hours.

The depositary will maintain facilities to record and process the registration, registration of transfer, combination and split of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary, and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

The Depositary

JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

The government of India regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities is generally regulated by the Foreign Exchange Management Act. The Foreign Exchange Management Act, when read together with a series of regulations issued thereunder by the RBI, permits transactions involving the inflow or outflow of foreign exchange and empowers the RBI to prohibit or regulate such transactions.

The Foreign Exchange Management Act has eased restrictions on current account transactions. However, the RBI continues to exercise control over capital account transactions (i.e., those that alter the assets or liabilities, including contingent liabilities, of persons). The RBI has issued regulations under the Foreign Exchange Management Act to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies.

The RBI has issued a notification under the provisions of the Foreign Exchange Management Act relaxing the requirement of prior approval for an Indian company making an ADS issue provided that the issuer is eligible to issue ADSs pursuant to the relevant scheme or notification issued by the Ministry of Finance or has the necessary approval from the Foreign Investment Promotion Board.

Under the foreign investment rules, the following restrictions are applicable to foreign ownership:

Foreign Direct Investment

The government of India, pursuant to its liberalization policy, set up the Foreign Investment Promotion Board, or the FIPB, to regulate all foreign direct investment into India. Foreign Direct Investment means investment by way of subscription and/or purchase of securities of an Indian company by a non- resident investor. FIPB approval is required for investment in some sectors, including housing, petroleum (other than refining), defense and strategic industries. Also, the following investments would require the prior permission of the FIPB:

•	investments, including a transfer of shares, in excess of specified sectoral caps;

•

investments by a foreign investor who has an existing joint venture or technology transfer/trade mark agreement in the same field. However, prior FIPB approval will not be required in case of investment made by a venture capital fund registered with SEBI or where the investment in the existing joint venture is less than 3.0% or where the existing joint venture is defunct or sick;

•	investment of more than 24.0% in the equity capital of units manufacturing items reserved for small scale industries;

•	investments by an unincorporated entity;

•	investment in industries for which industrial licensing is compulsory; and

•

all proposals relating to acquisition of shares of an Indian company by a foreign investor (including individuals of Indian nationality or origin residing outside India (a “Non-Resident Indian”), the activities of which company are not under the “automatic” route under existing Indian foreign investment policy or where the Indian company is engaged in the financial services sector or where the acquisition of shares attracts the provisions of the Takeover Code. However, as per a Press Note dated February 10, 2006 issued by the government of India, the prior permission of the FIPB would not be required for transfer of shares from residents to non-residents in the financial services sector or where the provisions of the Takeover Code are attracted, in cases where approvals are required from the RBI, under the Takeover Code or the Insurance Regulatory and Development Authority.

Subject to certain exceptions, Foreign Direct Investment and investment by Non-Resident Indians, in Indian companies does not require the prior approval of the FIPB or the RBI. The government has indicated that in all cases where Foreign Direct Investment is allowed on an automatic basis without FIPB approval the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, no approval of the RBI is required, although a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

The government has set up the Foreign Investment Implementation Authority, or the FIIA in the Ministry of Commerce and Industry. The FIIA has been mandated to (i) translate foreign direct investment approvals into implementation, (ii) provide a proactive one-stop after-care service to foreign investors by helping them obtain necessary approvals, (iii) sort out operational problems and (iv) meet with various government agencies to find solutions to foreign investment problems and maximize opportunities through a cooperative approach.

Under the foreign investment rules, the following restrictions are applicable to foreign ownership:

•

Foreign investors may own up to 74.0 % of the equity shares subject to compliance with guidelines issued by the RBI from time to time. This limit falls under the automatic route and does not require specific approval of the Foreign Investment Promotion Board. It includes foreign direct investment, ADSs, Global Depositary Receipts and investments under the portfolio investment scheme by foreign institutional investors and also by Non-Resident Indians. In addition, it encompasses shares acquired by subscription in private placements and public offerings and acquisitions of shares from existing shareholders. Aggregate foreign investment in HDFC Bank from all sources is allowed up to a maximum of 74.0 % of the paid- up capital of the Bank. At least 26.0 % of the paid up capital would have to be held by Indian residents.

•

Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up. With a view to liberalizing the operational procedures, the government of India’s Ministry of Finance and the RBI have granted a general approval to ADS issues, subject to certain restrictions. However, pricing of ADS offerings is subject to new regulations announced by the Ministry of Finance on August 31, 2005 amending the depository receipt scheme. Pursuant to this amendment, issuers of ADSs are required to ensure that the pricing of ADSs is made at a price that is the higher of (i) the average of the weekly high and low of the closing prices of an issuer’s shares quoted on the stock exchanges during the six months preceding the relevant date; and (ii) the average of the weekly high and low of the closing prices of an issuer’s shares quoted on the stock exchanges during the two weeks preceding the relevant date. The relevant date is the date 30 days prior to the date on which the meeting of the general body of shareholders is held to consider the proposed issue of such ADSs. This pricing requirement will be dispensed with if the ADSs are offered simultaneously with or within 30 days of a domestic offering of equity shares and if the ADSs are priced at or above the price of the domestic offering; and

•

Under the portfolio investment scheme, foreign institutional investors, subject to registration with SEBI and the RBI, may hold in aggregate up to 24.0% of the paid- up equity capital of a company, subject to a resolution of the board of directors and a special resolution of the shareholders. This limit may be raised to 49.0% of the total issued capital of the company that are not represented by ADSs; no single foreign institutional investor may own more than 10.0% of the total issued capital of the company; a corporate/individual sub-account of the foreign institutional investor may not hold more than 5.0% of the total issued capital of a company; a broad based sub-account may not hold more than 10.0% of the total issued capital of a company and no single Non-Resident Indian may own more than 5.0% of the total issued capital of the company. In addition, pursuant to an RBI circular dated November 29, 2001 overseas corporate bodies are not permitted to invest under the portfolio investment scheme though they may continue to hold investments that have already been made under the portfolio investment scheme until such time as these investments are sold on the stock exchange.

Investors in ADSs do not need to seek the specific approval from the government of India to purchase, hold or dispose of their ADSs. In our ADS offering, we obtained the in-principle approval of the relevant stock exchanges for listing of the equity shares underlying the ADSs. We were not required to obtain the prior approval of the Foreign Investment Promotion Board or the RBI. Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions, including the portfolio investment limitations mentioned above. The implications of these limitations, however are not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require the government of India’s approval on a case-by-case basis. Furthermore, if an investor withdraws equity shares from the ADS program and its direct or indirect holding in us is equal to or exceeds 15.0% of our total equity, such investor may be required to make a public offer to the remaining shareholders under the Takeover Code.

PLAN OF DISTRIBUTION

We may offer and sell ADSs in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of ADSs may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ADSs;

•	the net proceeds to us from the sale of the ADSs;

•	any delayed delivery arrangements; and

•

any underwriting discounts and commissions, and other items constituting underwriters’ compensation; any initial public offering price; and any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices as set forth in a prospectus supplement with respect to such transaction.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of India. Our directors and members of our senior management, and substantially all experts named in this prospectus and any prospectus supplement, reside outside of the United States. All of our assets are located outside of the United States. In addition, a substantial portion of the assets of our directors and members of our senior management and of the non-resident experts are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Section 44A of the Indian Code of Civil Procedure provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for the purposes of Section 44A.

Talwar Thakore and Associates, our Indian counsel, has advised us that, accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment in terms of Section 13 of the Indian Code of Civil Procedure, and not by proceedings in execution. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•

where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which Indian law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

The suit must be brought in India within three years from the date of the judgment by a court in the United States in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI under the Foreign Exchange Management Act to execute such a judgment or to repatriate any amount recovered. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Talwar Thakore and Associates, Mumbai, India, our Indian counsel. U.S. securities matters in connection with any offering made pursuant to this prospectus will be passed upon by Cravath, Swaine & Moore LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting included in this prospectus and incorporated by reference in this prospectus from our Annual Report on Form 20-F have been audited by Deloitte Haskins & Sells, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs related to the adoption of new accounting standards and convenience translation from Indian rupee amounts to U.S. Dollar amounts, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

HDFC Bank Limited:

We have audited the accompanying consolidated balance sheets of HDFC Bank Limited (the “Bank”) as of March 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2007. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank as of March 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Bank’s internal control over financial reporting as of March 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 10, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Bank’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Bank’s internal control over financial reporting.

As described in Note 2 (b) to the consolidated financial statements, these consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain material respects from accounting principles generally accepted for banks in India, which form the basis of the Bank’s general purpose financial statements.

Our audits also comprehended the translation of India rupee amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2 (w). Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

As discussed in Note 2 (q) to the consolidated financial statements, effective April 1, 2006, the Bank adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment.” Also, as discussed in Note 21 to the consolidated financial statements, effective March 31, 2007, the Bank adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ DELOITTE HASKINS & SELLS.

Chartered Accountants

Mumbai, India

July 10, 2007

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of March 31, 2006 and 2007

	As of March 31,
	2006		2007		2007
	(In millions except number of shares)
ASSETS:
Cash and cash equivalents	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8
Term placements		10,243.7		12,815.8		297.4
Investments held for trading, at fair value		2,945.6		4,284.1		99.4
Investments available for sale, at fair value (includes restricted investments of Rs. 90,102.5 and Rs. 119,824.7 (US$ 2,780.2) respectively)		273,457.0		304,241.1		7,059.0
Securities purchased under agreements to resell		4,200.0		—		—
Loans (net of allowance of Rs. 5,653.3 and Rs. 8,014.5 (US$ 185.9) respectively)		395,274.3		536,730.9		12,453.2
Accrued interest receivable		8,662.7		15,742.9		365.3
Property and equipment, net		8,714.6		10,397.6		241.2
Other assets		26,277.2		48,427.1		1,123.4

Total assets	Rs.	790,969.4	Rs.	1,013,185.9	US$	23,507.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Interest-bearing deposits	Rs.	410,181.2	Rs.	484,542.9	US$	11,242.3
Non-interest-bearing deposits		147,124.2		197,805.1		4,589.4

Total deposits		557,305.4		682,348.0		15,831.7
Securities sold under repurchase agreements		—		10,500.0		243.6
Short-term borrowings		74,805.4		95,472.4		2,215.1
Accrued interest payable		8,264.1		17,035.7		395.3
Long-term debt		17,899.9		33,601.5		779.6
Accrued expenses and other liabilities		77,201.8		108,398.6		2,515.0

Total liabilities		735,476.6		947,356.2		21,980.3

Commitments and contingencies (See Note 25)

Minority interest		225.3		321.6		7.5

Shareholders’ equity:
Equity shares: par value—Rs.10 each; authorized 450,000,000 shares; issued and outstanding 313,142,408 shares and 319,389,608 shares, respectively		3,131.4		3,193.9		74.1
Additional paid in capital		26,805.7		30,226.6		701.3
Retained earnings		18,284.6		24,503.3		568.5
Statutory reserve		8,364.6		11,218.2		260.3
Deferred stock-based compensation		(19.5)		—		—
Accumulated other comprehensive income (loss)		(1,299.3)		(3,633.9)		(84.3)

Total shareholders’ equity		55,267.5		65,508.1		1,519.9

Total liabilities and shareholders’ equity	Rs.	790,969.4	Rs.	1,013,185.9	US$	23,507.7

See accompanying notes to consolidated financial statements

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For each of the years ended March 31, 2005, 2006 and 2007

	Years ended March 31,
	2005		2006		2007		2007
	(In millions, except share and per share amounts)
Interest and dividend revenue:
Loans	Rs.	16,431.4	Rs.	28,853.8	Rs.	46,823.5	US$	1,086.2
Trading securities		144.4		195.6		1,148.2		26.6
Available for sale securities, including dividend		11,399.1		12,969.6		19,408.0		450.3
Other		1,234.5		1,509.0		2,681.9		62.2

Total interest and dividend revenue		29,209.4		43,528.0		70,061.6		1,625.3

Interest expense:
Deposits		11,074.1		15,590.1		26,175.9		607.4
Short-term borrowings		1,759.4		3,469.7		4,800.4		111.4
Long term debt		390.2		562.0		2,164.8		50.2
Other		—		—		4.0		0.1

Total interest expense		13,223.7		19,621.8		33,145.1		769.1

Net interest revenue		15,985.7		23,906.2		36,916.5		856.2
Provision for credit losses		3,048.2		5,032.0		8,250.3		191.4

Net interest revenue after provision for credit losses		12,937.5		18,874.2		28,666.2		664.8

Non-interest revenue, net:
Fees and commissions		6,124.4		10,949.6		13,371.9		310.3
Trading securities gains (losses), net		(39.3)		(44.8)		(134.7)		(3.1)
Realized gain (losses) on sales of available for sale securities, net		194.3		420.3		(456.9)		(10.6)
Foreign exchange transaction gains		911.7		994.0		1,903.5		44.2
Derivative transaction gains (losses), net		204.0		(402.9)		165.1		3.8
Other, net		816.4		231.7		150.8		3.5

Total non-interest revenue, net		8,211.5		12,147.9		14,999.7		348.1

Total revenue, net		21,149.0		31,022.1		43,665.9		1,012.9

Non-interest expense:
Salaries and staff benefits		3,249.9		5,420.9		11,430.6		265.2
Premises and equipment		2,260.8		3,125.9		4,130.5		95.8
Depreciation and amortization		1,440.7		1,812.1		2,273.3		52.7
Administrative and other		4,462.5		7,487.9		9,591.7		222.5

Total non-interest expense		11,413.9		17,846.8		27,426.1		636.2

Income before income tax expense		9,735.1		13,175.3		16,239.8		376.7
Income tax expense		3,125.4		3,965.7		5,142.9		119.3

Net income before minority interest	Rs.	6,609.7	Rs.	9,209.6	Rs.	11,096.9	US$	257.4
Minority interest		—		22.5		57.2		1.3

Net income	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7	US$	256.1

Per share information: (See Note: 28)
Earnings per equity share—basic	Rs.	22.78	Rs.	29.45	Rs.	35.10	US$	0.81
Earnings per equity share—diluted	Rs.	22.60	Rs.	29.08	Rs.	34.60	US$	0.80
Per ADS information (where 1 ADS represents 3 shares): (See Note 28)
Earnings per ADS—basic	Rs.	68.34	Rs.	88.36	Rs.	105.30	US$	2.44
Earnings per ADS—diluted	Rs.	67.80	Rs.	87.24	Rs.	103.80	US$	2.41

See accompanying notes to consolidated financial statements

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For each of the years ended March 31, 2005, 2006 and 2007

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Cash flows from operating activities:
Net income	Rs.	6,609.7	Rs.	9,187.1	Rs.	11,039.7	US$	256.1
Adjustment to reconcile net income to net cash provided by operating activities
Provision for credit losses (net)		3,048.2		5,032.0		8,250.3		191.4
Depreciation and amortization		1,440.7		1,812.1		2,273.3		52.7
Amortization of deferred stock based compensation		308.5		46.6		—		—
Amortization of deferred acquisition costs		3,008.8		1,523.2		3,597.1		83.5
Amortization of premium (discount) on investments		1,516.1		2,462.5		2,051.4		47.6
Other than temporary impairment of Investment		—		714.3		105.9		2.5
Provision for deferred income taxes		(213.5)		455.2		(675.9)		(15.7)
Share based compensation expense		—		—		976.3		22.7
(Gain) loss on securitization of loans		(622.5)		31.3		(52.5)		(1.2)
Net realized (gain) loss on sale of available for sale securities		(194.3)		(420.3)		456.9		10.6
Gain (loss) on disposal of property and equipment, net		(2.1)		(2.7)		10.5		0.2
Net change in:
Investments held for trading		4,955.3		(1,667.1)		(1,338.5)		(31.1)
Accrued interest receivable		(733.4)		(3,750.6)		(7,080.2)		(164.3)
Other assets		527.9		(12,162.5)		(25,813.5)		(598.8)
Accrued interest payable		1,677.6		2,421.1		8,771.6		203.5
Accrued expense and other liabilities		(19,582.3)		26,933.9		31,256.7		725.3

Net cash provided by operating activities		1,744.7		32,616.1		33,829.1		785.0

Cash flows from investing activities:
Net change in term placements		(5,134.3)		(1,544.2)		(2,572.1)		(59.7)
Purchase of subsidiary		—		155.8		—		—
Activity in available for sale securities:
Purchases		(153,898.8)		(170,373.4)		(214,645.5)		(4,980.2)
Proceeds from sales		96,986.1		62,820.2		156,310.3		3,626.7
Maturities, prepayments and calls		20,543.1		33,299.5		22,625.1		524.9
Activity in held to maturity securities:
Purchases		(11,888.8)		—		—		—
Maturities, prepayments and calls		10,792.0		—		—		—
Net change in repurchase options and reverse repurchase options		19,950.0		(4,200.0)		14,700.0		341.1
Proceeds from loans securitized		48,234.6		19,733.3		6,535.8		151.6
Loans purchased		(18,309.8)		(8,952.3)		(16,382.1)		(380.1)
Repayments on loans purchased		16,621.2		5,216.0		7,482.8		173.6
Increase in loans originated, net of principal collections		(127,777.5)		(159,840.8)		(147,290.9)		(3,417.4)
Additions to property and equipment		(2,442.8)		(3,752.9)		(3,245.1)		(75.3)
Proceeds from sale or disposal of property and equipment		9.5		51.5		20.7		0.5

Net cash used in investing activities		(106,315.5)		(227,387.3)		(176,461.0)		(4,094.3)

Cash flows from financing activities:
Net increase in deposits		59,480.5		193,762.9		125,042.6		2,901.2
Net increase (decrease) in short-term borrowings		38,014.9		13,597.6		20,667.0		479.5
Proceeds from issuance of debt		—		12,020.0		16,806.0		389.9
Repayments of debt		(1,057.9)		(19.5)		(1,104.4)		(25.6)
Proceeds from issuance of equity shares for options exercised		659.1		625.8		2,540.2		58.9
Proceeds from issuance of shares		12,747.6		—		—		—
Proceeds from applications received for shares pending allotment		423.3		—		—		—
Payment of dividends and dividend tax		(1,131.3)		(1,597.1)		(1,967.4)		(45.6)

Net cash provided by financing activities		109,136.2		218,389.7		161,984.0		3,758.3

Net change in cash and cash equivalents		4,565.4		23,618.5		19,352.1		449.0
Cash and cash equivalents, beginning of year		33,010.4		37,575.8		61,194.3		1,419.8

Cash and cash equivalents, end of year	Rs.	37,575.8	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8

Supplementary cash flow information:
Interest paid	Rs.	11,543.9	Rs.	17,200.7	Rs.	24,373.5	US$	565.5
Income taxes paid	Rs.	3,719.5	Rs.	5,421.6	Rs.	4,150.0	US$	96.3

Supplementary information on non cash transactions:
Investments transferred from held to maturity to available for sale category	Rs.	37,005.6	Rs.	—	Rs.	—	US$	—

See accompanying notes to consolidated financial statements

HDFC BANK LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For each of the years ended March 31, 2005, 2006 and 2007

	Number of Equity Shares	Equity Share Capital		Additional Paid In Capital		Advance Received Pending Allotment Of Shares		Retained Earnings		Statutory Reserve		Deferred Stock-Based Compensation		Accumulated Other Comprehensive Income (loss)		Comprehensive Income		Total Shareholders’ Equity
	(In millions, except for equity shares)
Balance at March 31, 2004	282,844,438	Rs.	2,828.4		Rs. 12,527.3	Rs.	125.5	Rs.	9,057.1	Rs.	4,523.7	Rs.	(374.6)	Rs.	2,528.4				Rs. 31,215.8
Shares issued upon exercise of options	4,106,775		41.1		743.5		(125.5)												659.1
Shares issued in public offering	22,924,095		229.2		12,518.4														12,747.6
Dividends, including dividend tax									(1,131.3)										(1,131.3)
Advance received pending allotment of shares							423.3												423.3
Amortization of deferred stock-based compensation													308.5						308.5
Transfer to statutory reserve									(1,663.9)		1,663.9								—
Net income									6,609.7							Rs.	6,609.7		6,609.7
Unrealized gains on securities transferred from held to maturity to available for sale															558.9		558.9		558.9
Unrealized loss reclassified to earnings															(773.4)		(773.4)		(773.4)
Change in the unrealized net gain on available for sale securities, net of tax															(1,280.2)		(1,280.2)		(1,280.2)
Comprehensive income																Rs.	5,115.0

Balance at March 31, 2005	309,875,308	Rs.	3,098.7		Rs. 25,789.2	Rs.	423.3	Rs.	12,871.6	Rs.	6,187.6	Rs.	(66.1)	Rs.	1,033.7				Rs. 49,338.0

Shares issued upon exercise of options	3,267,100		32.7		1,016.5		(423.3)												625.9
Dividends, including dividend tax									(1,597.1)										(1,597.1)
Amortization of deferred stock-based compensation													46.6						46.6
Transfer to statutory reserve									(2,177.0)		2,177.0								—
Net income									9,187.1							Rs.	9,187.1		9,187.1
Unrealized gain reclassified to earnings															(80.6)		(80.6)		(80.6)
Change in the unrealized net gain on available for sale securities, net of tax															(2,252.4)		(2,252.4)		(2,252.4)
Comprehensive income																Rs.	6,854.1

Balance at March 31, 2006	313,142,408		Rs. 3,131.4		Rs. 26,805.7	Rs.	—	Rs.	18,284.6	Rs.	8,364.6	Rs.	(19.5)	Rs.	(1,299.3)				Rs. 55,267.5

Shares issued upon exercise of options	6,247,200		62.5		2,477.7														2,540.2
Dividends, including dividend tax									(1,967.4)										(1,967.4)
Adjustment on initial application
of FAS 123 (R)					(33.1)								19.5						(13.6)
Transfer to statutory reserve									(2,853.6)		2,853.6								—
Net income									11,039.7							Rs.	11,039.7		11,039.7
Unrealized loss reclassified to earnings															378.9		378.9		378.9
Change in the unrealized net gain on available for sale securities, net of tax															(2,690.6)		(2,690.6)		(2,690.6)
Share based compensation					976.3														976.3
Application of FAS 158, net of tax															(22.9)				(22.9)
Comprehensive income																Rs.	8,728.0

Balance at March 31, 2007	319,389,608		Rs. 3,193.9	Rs.	30,226.6	Rs.	—	Rs.	24,503.3		Rs. 11,218.2	Rs.	—	Rs.	(3,633.9)			Rs.	65,508.1

Balance at March 31, 2007	319,389,608	US$	74.1	US$	701.3	US$	—	US$	568.5	US$	260.3	US$	—	US$	(84.3)			US$	1,519.9

See accompanying notes to consolidated financial statements

1. The Bank

HDFC Bank Limited (the “Bank”) was incorporated in August 1994 with its registered office in Mumbai, India. The Bank is a banking company governed by India’s Banking Regulations Act, 1949. The Bank’s shares are listed on the Bombay Stock Exchange Ltd., The National Stock Exchange of India Limited and its ADSs are listed on the New York Stock Exchange.

The Bank’s largest shareholder is Housing Development Finance Corporation Limited (“HDFC Limited”), which, along with its subsidiaries, owns 21.6 % of the Bank’s equity as of March 31, 2007. The remainder of the Bank’s equity is widely held by the public and by foreign and Indian institutional investors.

After March 31, 2007, the Bank allotted to HDFC Limited a further 13.582 million shares on a preferential basis at a price of Rs. 1,023.49 per share. After March 31, 2007 the total number of shares issued pursuant to exercise of stock options till June 30, 2007 is 215,400 shares.

The Bank’s principal business activities are retail banking, wholesale banking and treasury operations. The Bank’s retail banking division provides a variety of deposit products as well as loans, credit cards, debit cards, third party mutual funds and insurance, investment advisory services, depositary services, trade finance, foreign exchange and derivative services and sale of gold bars. Through its wholesale banking operations, the Bank provides loans, deposit products, documentary credits, guarantees, bullion trading, foreign exchange, and derivative products. It also provides cash management services, clearing and settlement services for stock exchanges, tax and other collections for the government, custody services for mutual funds and correspondent banking services. The Bank’s treasury group manages its debt securities and money market operations and its foreign exchange and derivative products.

2. Summary of Significant Accounting Policies

a. Principles of Consolidation

The consolidated financial statements include the accounts of HDFC Bank Limited and its subsidiaries. The Bank consolidates subsidiaries in which, directly or indirectly, it holds more than 50% of the voting rights or exercises control. Entities where the Bank holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence are accounted for under the equity method, and the pro rata share of their income (loss) is included in income. Income from investments in other companies is recognized when dividends are received. The Bank consolidates Variable Interest Entities (VIEs) where the Bank is determined to be the primary beneficiary under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46 (R)). All significant inter-company accounts and transactions are eliminated on consolidation.

b. Basis of presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). US GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulations Act and related regulations issued by the Reserve Bank of India (“RBI”) (collectively “Indian GAAP”), which form the basis of the statutory general purpose financial statements of the Bank in India. Principal differences insofar as they relate to the Bank include: determination of the allowance for credit losses; classification and valuation of investments; accounting for deferred income taxes, stock-based compensation, employee benefits, loan origination fees and derivative financial instruments, and the presentation format and disclosures of the financial statements and related notes.

c. Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses for the years presented. Actual results could differ from these estimates. Material estimates included in these financial statements that are susceptible to change include the allowance for credit losses and the valuation of unquoted investments and derivatives.

d. Cash and cash equivalents

The Bank considers all highly liquid financial instruments, which are readily convertible into cash and have original maturities of three months or less on the date of purchase, to be cash equivalents.

e. Customer acquisition costs

Customer acquisition costs principally consist of commissions paid to third party referral agents who obtain retail loans and such costs are deferred and amortized as a yield adjustment over the life of the loans. Advertising and marketing expenses incurred to solicit new business are expensed as incurred.

f. Investments in securities

Investments consist of securities purchased as part of the Bank’s treasury operations, such as government securities and other debt and equity securities, and investments purchased as part of the Bank’s wholesale banking operations, such as credit substitute securities issued by the Bank’s wholesale banking customers.

Credit substitute securities typically consist of commercial paper, short-term debentures and preference shares issued by the same customers with whom the Bank has a lending relationship in its wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as for loans, and the Bank bears the same customer credit risk as it does for loans extended to those customers. Additionally, the yield and maturity terms are generally directly negotiated by the Bank with the issuer. As the Bank’s exposures to such securities are similar to its exposures on its loan portfolio, additional disclosures have been provided on impairment status in Note 8 and on concentrations of credit risk in Note 12.

All other securities including mortgage and asset-backed securities are actively managed as part of the Bank’s treasury operations. The issuers of such securities are either the government, public financial institutions or private issuers. These investments are typically purchased from the market, and debt securities are generally publicly rated.

Securities that are held principally for resale in the near term are classified as held for trading (“HFT”) and are carried at fair value, with changes in fair value recorded in earnings.

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity (“HTM”) and are carried at amortized cost.

Equity securities with readily determinable fair values and all debt securities that are not classified as HTM or HFT are classified as available for sale (“AFS”) and are carried at fair value. Unrealized gains and losses on such securities, net of applicable taxes, are reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

Fair values are based on market quotations where a market quotation is available or otherwise based on present values at current interest rates for such investments.

Where management determines that an HTM security’s credit rating has been irrevocably downgraded, and continued holding to maturity is likely to result in increased losses, it transfers the security to AFS or sells the security at the best available price.

Transfers between categories are recorded at fair value on the date of the transfer.

g. Impairment of securities

Declines in the fair values of held to maturity and available for sale securities below their carrying values that are other than temporary are reflected in earnings as realized losses, based on management’s best estimate of the fair value of the investment. The Bank identifies other than temporary declines based on an evaluation of all significant factors, including the length of time and extent to which fair value is less than carrying values and the financial condition and economic prospects of the issuer. Estimates of any declines in the fair values of credit substitute securities that are other than temporary are measured on a case-by-case basis together with loans to those customers. The Bank does not recognize an impairment for debt securities if the cause of the decline is related solely to interest rate increases and where the Bank has the ability and intent to hold the security until the forecasted recovery.

h. Loans

The Bank grants retail and wholesale loans to customers.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for an allowance for credit losses.

Interest is accrued on the unpaid principal balance and is included in interest income. Loans are placed on “non-accrual” status when interest or principal payments are past due for a specified period, at which time no further interest is accrued and overdue interest is written off against interest income. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Loans are placed on “non-accrual” status when interest or principal payments are one quarter past due in line with international practices.

i. Allowance for credit losses

The Bank provides an allowance for credit losses based on management’s best estimate of losses inherent in the loan portfolio. The allowance for credit losses consists of allowances for retail loans and wholesale loans.

Retail

The Bank’s retail loan loss allowance consists of specific and unallocated allowances.

The Bank establishes a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios. The loans are charged off against allowances at defined delinquency levels.

The Bank also records unallocated allowance for its retail loans by product type. The Bank’s retail loan portfolio comprises groups of large numbers of small value homogeneous loans. The Bank establishes an unallocated allowance for loans in each product group based on its estimate of the expected amount of losses inherent in such product. In making such estimates, among other factors considered, the Bank stratifies such loans based on the number of days past due and takes into account historical losses for such product, the nature of security available and loan to value ratios.

Wholesale

The allowance for wholesale loans consists of specific and unallocated components. The allowance for such credit losses is evaluated on a regular basis by management and is based upon management’s view of the probability of recovery of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, factors affecting the industry which the loan exposure relates to and prevailing economic conditions.

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans are charged off against the allowance when management believes that the loan balance cannot be recovered. Subsequent recoveries, if any, are credited to the provision.

The Bank grades its wholesale loan accounts considering both qualitative and quantitative criteria. Wholesale loans are considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, the financial condition of the borrower, the value of collateral held, and the probability of collecting scheduled principal and interest payments when due.

The Bank establishes specific allowances for each impaired wholesale loan customer in the aggregate for all facilities, including term loans, cash credits, bills discounted and lease finance, based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent.

Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, market information, and the amount of the shortfall in relation to the principal and interest owed.

In light of the significant growth in the size and diversity of its wholesale loan portfolio, the Bank has also established an unallocated allowance for wholesale standard loans based on the overall portfolio quality, asset growth, economic conditions and other risk factors. The Bank estimate its wholesale unallocated allowance based on an internal credit slippage matrix, which measures the Bank’s historic losses for its standard loan portfolio.

j. Sales/Transfer of Receivables

The Bank sells finance receivables to special purpose entities (“SPEs”) in securitization transactions. Recourse is in the form of the Bank’s investment in subordinated securities issued by these SPEs, cash collateral and other credit and liquidity enhancements. Securitized receivables are derecognized in the balance sheet when they are sold and consideration has been received by the Bank. Sales and transfers that do not meet the criteria for surrender of control are accounted for as secured borrowings. The Bank also enters into securitisation transactions, which are similar to asset-backed securitization transactions through the SPE route, except that such portfolios of receivables are assigned directly to the purchaser and are not represented by pass-through certificates.

Gains or losses from the sale of receivables are recognized in the income statement in the period the sale occurs based on the relative fair value of the portion sold and the portion allocated to retained interests, and are reported net of the estimated cost of servicing by the Bank.

Fair values are determined based on the present value of expected future cash flows, using best estimates for key assumptions, such as prepayment and discount rates, commensurate with the risk involved.

For further information, see note 11.

k. Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of fixed assets on a straight-line basis at the following rates:

Type of Asset	Rate of depreciation
Buildings	1.61%
Leasehold improvements	Lower of asset life or period of lease
ATMs	12.50%
Very small aperture terminals (“VSATs”)	10.00%
Office equipment	16.21%
Computer equipment	33.33%
Automobiles	25.00%
Software and system development expenditure	25.00%
Assets at the residence of executives of the Bank	25.00%

l. Impairment or disposal of tangible long lived assets

Whenever events or circumstances indicate that the carrying amount of tangible long lived assets may not be recoverable, the Bank subjects such long lived assets to a test of recoverability based on the undiscounted cash flows from use or disposition of the asset. Such events or circumstances would include changes in the market, technology obsolescence, adverse changes in profitability or regulation. If the asset is impaired, the Bank recognizes an impairment loss estimated as the difference between carrying value and the net realizable value.

m. Foreclosed or repossessed assets

Assets acquired through or in lieu of foreclosure or through repossession are generally held for sale and initially recorded at fair value on the date of foreclosure or repossession. On subsequent dates, such assets are periodically evaluated by management for changes in fair value, and are carried at the lower of the fair value on the date of foreclosure or repossession and the net realizable value on the balance sheet date. Net realizable value represents the anticipated sale price less the estimated costs of disposal. Revenues and expenses from the operation of such assets and changes in the fair value are recognised in earnings.

n. Income tax

Income tax expense/benefit consists of the current tax provision and the net change in the deferred tax asset or liability in the year.

Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and operating loss carry forwards. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income statement in the period of enactment of the change.

Some of the provisions of tax laws that have been recently promulgated remain open to interpretations. The Bank uses a conservative estimate to make provisions for these taxes since no precedents exist or decided cases which could be used as points in reference.

o. Revenue recognition

Interest income from loans and from investments is recognized on an accrual basis when earned except in respect of loans or investments placed on non-accrual status, where it is recognized when received. The Bank generally does not charge upfront loan origination fees. Nominal application fees are charged which offset the related costs incurred.

Fees and commissions from guarantees issued are amortized over the contractual period of the commitment, provided the amounts are collectible.

Dividends are recognized when declared.

Realized gains and losses on sale of securities are recorded on the trade date and are determined using the weighted average cost method.

Other fees and income are recognized when earned, which is when the service that results in the income has been provided. The Bank amortizes annual fees on credit cards over the contractual period of the fees.

p. Foreign currency transactions

The Bank’s functional currency is the Indian rupee. Foreign currency transactions are recorded at the exchange rate prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are converted into Indian rupees using exchange rates prevailing on the balance sheet dates. Gains and losses arising on conversion of foreign currency denominated monetary assets and liabilities and on foreign currency transactions are included in the determination of net income.

q. Stock-Based Compensation

The Bank has implemented the provisions of SFAS No. 123(R) “Accounting for Stock-Based Compensation” with effect from April 1, 2006. Accordingly the fair value method is used to account for the compensation cost of stock options and awards granted to employees of the Bank with effect from April 1, 2006. The Bank elected the ‘modified prospective method’ as prescribed in SFAS 123 (R) and therefore the prior periods were not restated. Accordingly ‘modified prospective method’ was applied to new awards granted after April 1, 2006 and to unvested portion of previously granted stock options and awards.

Until March 31, 2006 had compensation cost for the Bank’s stock option plans been determined based on the fair value approach, the Bank’s net income and earnings per share would have been as per the proforma amounts indicated below:

		Years ended March 31,
		2005		2006
		(In millions, except per share amounts)
Net Income:	As reported	Rs.	6,609.7	Rs.	9,187.1
Add: Stock-based employee compensation expense included in net income	As reported		308.5		46.6
Less: Stock-based compensation expense determined under fair value based method:	Pro forma		(1,209.4)		(1,276.5)

Net Income:	Pro forma	Rs.	5,708.8		Rs. 7,957.2

Basic earnings per share	As reported	Rs.	22.78	Rs.	29.45
	Pro forma		19.68		25.51
Diluted earnings per share	As reported	Rs.	22.60	Rs.	29.08
	Pro forma		19.52		25.19
Basic earnings per ADS	As reported	Rs.	68.34	Rs.	88.36
	Pro forma		59.04		76.53
Diluted earnings per ADS	As reported	Rs.	67.80	Rs.	87.24
	Pro forma		58.56		75.56

The adoption of SFAS 123(R) has resulted in the recognition of stock compensation expense of Rs. 976.3 million for fiscal 2007. The impact on the consolidated financial statements of the Bank for fiscal 2007 due to the adoption of SFAS 123(R) using the modified prospective approach is given below:

	Years ended March 31,
	2007		2007
	(In millions, except per share amounts)
Income before income tax		Rs. (976.3)	US$	(22.7)
Net income		(976.3)		(22.7)
Cash flows from operating activities		(976.3)		(22.7)

Earnings per equity share—basic	Rs.	(3.10)	US$	(0.07)
Earnings per equity share—diluted		(3.06)		(0.07)
Earnings per ADS—basic		(9.30)		(0.22)
Earnings per ADS—diluted		(9.18)		(0.21)

The fair value of options have been estimated on the dates of each grant using a binomial option pricing model with the following assumptions:

	Years ended March 31,
	2005*	2006	2007
Dividend yield	—	0.7%	0.55%
Expected volatility	—	21.25%	31.75%
Risk—free interest rate
ESOS Plan	—	6.1%-6.6%	7.8%-7.9%
Expected lives:
ESOS Plan	—	1-7 yrs	1-5 yrs

*	No options were granted in the year 2005.

r. Debt issuance costs

Issuance costs of long-term debt are amortized over the tenure of the debt.

s. Earnings per share

Basic earnings per equity share have been computed by dividing net income by the weighted average number of equity shares outstanding for the period. For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats advances received from optionees who exercise their options as issued shares even if the administrative formalities of allocating equity shares have not been completed. Diluted earnings per equity share has been computed using the weighted average number of equity shares and dilutive potential equity shares outstanding during the period, using the treasury stock method, except where the result would be anti-dilutive. The Bank also reports basic and diluted earnings per ADS, where each ADS represents three equity shares. Earnings per ADS have been computed as earnings per equity share multiplied by the number of equity shares per ADS. A reconciliation of the number of shares used in computing earnings per share has been provided in Note 28.

t. Segment information

The Bank operates in three reportable segments, namely retail banking, wholesale banking and treasury services. Segment-wise information has been provided in Note 24.

u. Derivative Financial Instruments

The Bank recognizes all derivative instruments, including certain derivative instruments embedded in other contracts, as assets or liabilities in the balance sheet and measures them at fair value, unless those instruments qualify to be accounted for as hedge contracts. The Bank has not designated any derivatives as hedges. As such, all changes in fair value of derivative instruments are recognised in net income in the period of change.

The Bank enters into forward exchange contracts, currency swaps and currency options with its customers and typically transfers such customer exposures in the inter-bank foreign exchange markets. The Bank also enters into such instruments to cover its own foreign exchange exposures. All such instruments are carried at fair value, determined based on market quotations.

The Bank enters into rupee interest rate swaps for its own account. The Bank also enters into interest rate currency swaps and cross currency interest rate swaps with its customers and typically lays these off in the inter-bank market. Such contracts are carried on the balance sheet at fair value, based on market quotations where available or priced using market determined yield curves.

v. Recently issued accounting pronouncements not yet effective

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Instruments” which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative and would otherwise require bifurcation in accordance with SFAS 133. The statement is effective as of April 1, 2007. The adoption of SFAS no. 155 is not expected to have a material impact on the bank’s future financial position or results of operation.

In March 2006, the FASB issued SFAS No.156, “Accounting for Servicing of Financial Assets, an amendment to FASB Statement No. 140”, which permits but does not require an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in Consolidated Statement of Income. The statement is effective April 1, 2007. The Bank does not expect that the adoption of the above mentioned new accounting pronouncement will have a material impact on the bank’s future financial position or results of operation.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement is effective November 2007. The bank is currently evaluating this standard to determine whether it will have a material effect on the bank’s future financial position or results of operation.

In February, 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (including an amendment of FASB Statement No. 115). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The unrealized gains and losses on items for which the fair value option has been elected is to be reported in earnings. SFAS 159 is effective from an entity’s first year beginning after 15 November 2007. The bank is currently evaluating this standard to determine whether it will have a material effect on the bank’s future financial position or results of operation.

In June 2006, the FASB issued FIN No. 48, “Accounting for uncertainty in Income Taxes- an interpretation of FASB statement No. 109”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return besides it also provides guidance on several other similar issues. This interpretation is effective for fiscal years beginning after December 2006. The Bank does not expect that the adoption of FIN No. 48 will have a material impact on the bank’s future financial position or results of operation.

w. Convenience Translation

The accompanying financial statements have been expressed in Indian rupees (“Rs.”), the Bank’s functional currency. For the convenience of the reader, the financial statements as of and for the year ended March 31, 2007 have been translated into U.S. dollars at U.S.$1.00 = Rs. 43.10 based on the noon buying rate for cable transfers on March 30, 2007 as certified for customs purposes by the Federal Reserve Bank of New York. Such translation should not be construed as a representation that the rupee amounts have been or could be converted into United States dollars at that or any other rate, or at all.

3. Cash and cash equivalents

Cash and cash equivalents as of March 31, 2006 and 2007 include balances of Rs. 27,989.0 million, Rs. 44,359.7 million respectively, maintained with the RBI to meet the Bank’s cash reserve ratio requirement. The Bank is required to maintain a specific percentage of its demand and time liabilities by way of a balance in current account with the RBI. This is to maintain the solvency of the banking system. The cash reserve ratio has to be maintained on an average basis for a two-week period and should not fall below 70% of the required cash reserve ratio on any particular day.

4. Term placements

Term placements consist of placements with banks and financial institutions in the ordinary course of business. These placements have original maturities for periods between 3 months and 7 years.

5. Investments, held for trading

The portfolio of trading securities at March 31, 2006 and 2007 is as follows:

	As of March 31, 2006
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs.	2,945.6

Total	Rs.	2,948.1	Rs.	6.1	Rs.	8.6	Rs.	2,945.6

	As of March 31, 2007
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities	Rs.	1,639.3	Rs.	3.5	Rs.	5.0	Rs.	1,637.8

Total Debt Securities		1,639.3		3.5		5.0		1,637.8
Mutual fund units		2,644.2		2.5		0.4		2,646.3

Total	Rs.	4,283.5	Rs.	6.0	Rs.	5.4	Rs.	4,284.1

Total	US$	99.4	US$	0.1	US$	0.1	US$	99.4

6. Investments, available for sale

The portfolio of available for sale securities at March 31, 2006 and 2007 is as follows:

	As of March 31, 2006
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities	Rs.	189,200.9	Rs.	405.1	Rs.	1,945.0	Rs.	187,661.0
Securities issued by Government of India sponsored institutions		27,772.2		105.1		450.8		27,426.5
State government securities		459.4		0.1		12.1		447.4
Securities issued by state government sponsored institutions		315.0		6.7		0.3		321.4
Credit substitutes (See Note 8)		9,625.6		170.6		44.9		9,751.3
Corporate bonds		150.0		—		0.9		149.1

Debt securities		227,523.1		687.6		2,454.0		225,756.7
Mortgage-backed securities		17,158.8		90.7		194.7		17,054.8
Asset-backed securities		27,338.6		34.5		247.0		27,126.1
Equity securities		275.3		54.1		3.9		325.5
Mutual fund units		3,187.1		6.8		—		3,193.9

Total	Rs.	275,482.9	Rs.	873.7	Rs.	2,899.6	Rs.	273,457.0

Securities with gross unrealized losses							Rs.	197,275.2
Securities with gross unrealized gains								76,181.8

							Rs.	273,457.0

	As of March 31, 2007
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
	(In millions)
Government of India securities		Rs. 234,077.0		Rs. 319.8		Rs. 5,182.8		Rs. 229,214.0
Securities issued by Government of India sponsored institutions		29,517.3		104.5		462.4		29,159.4
State government securities		447.4		—		19.5		427.9
Securities issued by state government sponsored institutions		716.8		—		7.9		708.9
Credit substitutes (See Note 8)		6,893.0		21.0		155.0		6,759.0
Other corporate/financial institution bonds		749.0		—		12.2		736.8

Debt securities		272,400.5		445.3		5,839.8		267,006.0
Mortgage-backed securities		14,801.3		88.7		175.6		14,714.4
Asset-backed securities		22,365.7		24.8		164.5		22,226.0
Equity securities		173.3		126.6		15.2		284.7
Mutual fund units		10.0		—		—		10.0

Total		Rs. 309,750.8		Rs. 685.4		Rs. 6,195.1		Rs. 304,241.1

Total	US$	7,186.8	US$	15.9	US$	143.7	US$	7,059.0

Securities with gross unrealized losses								Rs. 240,292.1
Securities with gross unrealized gains								63,949.0

								Rs. 304,241.1

							US$	7,059.0

Investments include Rs. 90,102.5 million as of March 31, 2006 and Rs. 119,824.7 million as of March 31, 2007 respectively, which have been kept as margins for clearing, collateral borrowing and lending obligation (CBLO) and real time gross settlement (RTGS). These have been kept with the Clearing Corporation of India Limited and RBI.

The Bank conducts a review each year to identify and evaluate investments that have indications of possible impairment. An investment in an equity or debt security is impaired if its fair value falls below its cost and the decline is considered other than temporary. Factors considered in determining whether a loss is temporary include length of time and extent to which fair value has been below cost, the financial condition and near term prospects of the issuer, and the Bank’s ability and intent to hold the investment for a period sufficient to allow for any anticipated recovery. The Bank evaluated the impaired investments and has fully recognized an expense of Rs. 105.9 million (US$ 2.5 million) (previous year Rs. 714.3 million) as other than temporary impairment in fiscal 2007. The Bank believes that the other unrealized losses on its investments in equity and debt securities as of March 31, 2007 are temporary in nature. The Bank’s review of impairment generally entails:

•	identification and evaluation of investments that have indications of possible impairment;

•	analysis of individual investments that have fair values of less than 95% of amortized cost, including consideration of the length of time the investment has been in an unrealized loss position;

•	analysis of evidential matter, including an evaluation of factors or triggers that would or could cause individual investments to have other-than temporary impairment; and

•	documentation of the results of these analyses, as required under business policies.

The gross unrealized losses and fair value of available for sale securities at March 31, 2007 is as follows:

	As of March 31, 2007
	Less Than 12 Months				12 Months or Greater
	Fair Value		Unrealized Losses		Fair Value		Unrealized Losses
	(In millions)
Government of India securities		Rs. 10,925.9		Rs. 177.4	Rs.	169,976.0	Rs.	5,005.4
Securities issued by Government of India sponsored institutions		6,052.8		54.4		18,713.2		408.0
State government securities		0.1		—		427.1		19.5
Securities issued by state government sponsored institutions		704.3		7.9		—		—
Credit substitutes (See Note 8)		4,525.1		125.4		1,118.4		29.6
Other corporate/financial institution bonds		736.8		12.2		—		—

Debt securities		22,945.0		377.3		190,234.7		5,462.5
Mortgage-backed securities		2,997.5		39.6		4,908.3		136.0
Asset-backed securities		7,822.3		26.4		11,376.8		138.1
Equity securities		7.5		15.2		—		—

Total		Rs. 33,772.3		Rs. 458.5	Rs.	206,519.8		Rs. 5,736.6

Total	US$	783.6	US$	10.6	US$	4,791.6	US$	133.1

The contractual residual maturity of available for sale debt securities as of March 31, 2007 is set out below:

	As of March 31, 2007
	Amortized Cost		Fair Value		Fair Value
	(In millions)
Within one year	Rs.	19,807.2	Rs.	19,758.6	US$	458.4
Over one year through five years		162,252.0		158,927.4		3,687.4
Over five years through ten years		70,309.7		69,109.5		1,603.5
Over ten years		20,031.6		19,210.5		445.7

Total	Rs.	272,400.5	Rs.	267,006.0	US$	6,195.0

AFS investments of Rs. 188,108.4 million and Rs. 229,641.9 million as of March 31, 2006 and March 31, 2007, respectively, are held to meet the Bank’s statutory liquidity ratio requirements. These balances are subject to withdrawal and usage restrictions, but may be freely traded by the Bank within those restrictions.

Gross realized gains and gross realized losses from sales of such securities and dividends and Interest on available for sale securities are set out below:

	Year ended March 31,
	2005		2006		2007		2007
	(In millions)
Gross realized gains on sale	Rs.	1,349.9	Rs.	694.3	Rs.	297.6	US$	6.9
Gross realized losses on sale		(1,155.6)		(274.0)		(754.5)		(17.5)

Realized gains (losses), net		194.3		420.3		(456.9)		(10.6)
Dividends and interest		10,605.7		12,969.6		19,408.0		450.3

Total	Rs.	10,800.0	Rs.	13,389.9	Rs.	18,951.1	US$	439.7

7. Investments, held to maturity

There were no HTM securities as of March 31, 2006 and March 31, 2007.

Interest on held to maturity securities was Rs. 793.4 million for the year ended March 31, 2005.

In the year ended March 31, 2005, because interest rates were rising in the Indian market, the Bank elected to transfer investments with a fair value of Rs. 11.2 billion from its HTM portfolio to its AFS portfolio because these investments were yielding higher than prevailing market yields. This transfer was permitted by RBI regulations. However, under U.S. GAAP, the Bank’s HTM portfolio was deemed “tainted” and the Bank was required to re-classify the remaining HTM portfolio as AFS securities. The Bank is not permitted to establish a new HTM portfolio under U.S. GAAP until after March 31, 2007 and, accordingly, the Bank’s investment classification under U.S. GAAP and Indian GAAP could vary materially in the future.

This reclassification resulted in an increase to shareholders’ equity of Rs. 1,222.2 million and had no impact on net income during the year ended March 31, 2005.

8. Credit Substitutes

Credit substitutes consist of securities that the Bank invests in as part of an overall extension of credit to certain customers. Such securities share many of the risk and reward characteristics of loans and are managed by the Bank together with other credit facilities extended to the same customers. The fair values of credit substitutes by type of instrument as of March 31, 2006, March 31, 2007 are as follows:

	As of March 31,
	2006				2007
	Amortized Cost		Fair Value		Amortized Cost		Fair Value
	(In millions)
Available for sale credit substitute securities:
Debentures	Rs.	9,183.0	Rs.	9,308.1	Rs.	6,415.5	Rs.	6,382.4
Preferred shares		442.6		443.2		378.1		277.2
Commercial paper		—		—		99.4		99.4

Total	Rs.	9,625.6	Rs.	9,751.3	Rs.	6,893.0	Rs.	6,759.0

					US$	159.9	US$	156.8

The bank has no credit substitutes in the held to maturity category.

The fair values of credit substitutes have been analyzed as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Performing	Rs.	9,751.3	Rs.	6,759.0	US$	156.8
Impaired—gross balance		95.4		95.4		2.2
Less amounts provided for other than temporary impairments		(95.4)		(95.4)		(2.2)

Impaired credit substitutes, net		—		—		—

Total credit substitutes, net	Rs.	9,751.3	Rs.	6,759.0	US$	156.8

Impaired credit substitutes as of March 31, 2006 and March 31, 2007:

	As of March 31,
	2006		2007		2007
	(In millions)
Gross impaired credit substitutes:
—on accrual status	Rs.	—	Rs.	—	US$	—
—on non-accrual status		95.4		95.4		2.2

Total	Rs.	95.4	Rs.	95.4	US$	2.2

Gross impaired credit substitutes by industry:
—Electronics	Rs.	95.4	Rs.	95.4	US$	2.2

Total	Rs.	95.4	Rs.	95.4	US$	2.2

Average impaired credit substitutes	Rs.	92.4	Rs.	95.4	US$	2.2

Interest foregone on impaired credit substitutes	Rs.	—	Rs.	—	US$	—

Interest income recognized on impaired credit substitutes	Rs.	—	Rs.	—	US$	—

Interest income recognized on impaired credit substitutes on a cash basis	Rs.	—	Rs.	—	US$	—

As of March 31, 2007, the Bank has no additional funds committed to borrowers whose credit substitutes were impaired.

9. a. Securities purchased under resell agreements

Securities purchased under agreements to resell are classified separately from investments and generally mature within 14 days of the transaction date. Such resell transactions are recorded at the amount of cash advanced on the transaction. Resell transactions outstanding as of March 31, 2006 and March 31, 2007 are Rs. 4,200.0 million, and Rs. nil respectively.

b. Securities sold under repurchase agreements

Securities sold under agreements to repurchase are classified separately from investments and generally mature within 14 days of the transaction date. Such repurchase transactions are recorded at the amount of cash received on the transaction. Repurchase transactions outstanding as of March 31, 2006 and March 31, 2007 are Rs. nil and Rs. 10,500.0 million respectively.

10. Loans

Loan balances include Rs. 47,100.0 million and Rs. 68,094.0 million as of March 31, 2006 and March 31, 2007 for assets which have been pledged as collateral for borrowings and are therefore restricted.

Loans by facility as of March 31, 2006 and March 31, 2007 are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Retail Loans:
Auto loans	Rs.	51,184.4	Rs.	87,701.2	US$	2,034.8
Commercial vehicle and construction equipment finance		43,613.2		52,070.6		1,208.1
Personal loans		47,775.6		57,370.6		1,331.1
Loans against securities		17,669.8		12,720.3		295.1
Two-wheeler loans		19,661.2		22,340.1		518.3
Retail business banking		29,291.6		54,374.4		1,261.6
Credit cards		13,758.0		20,104.9		466.5
Other retail loans		6,347.6		11,924.0		276.8

Subtotal	Rs.	229,301.4	Rs.	318,606.1	US$	7,392.3
Wholesale loans:
Working capital finance	Rs.	78,693.4	Rs.	76,421.6	US$	1,773.1
Term loans		92,932.8		149,717.7		3,473.7

Sub total	Rs.	171,626.2	Rs.	226,139.3	US$	5,246.8

Gross loans		400,927.6		544,745.4		12,639.1
Less: Allowance for credit losses		5,653.3		8,014.5		185.9

Total	Rs.	395,274.3	Rs.	536,730.9	US$	12,453.2

The contractual residual maturity of gross loans as of March 31, 2007 is set out below:

	As of March 31, 2007
	Working Capital Finance		Term Loans		Retail Loans		Total
	(In millions)
Maturity profile of loans:
Within one year	Rs.	41,995.1	Rs.	83,051.3	Rs.	127,572.3	Rs.	252,618.7
Over one year through five years		34,426.5		41,835.9		181,021.0		257,283.4
After five years through ten years		—		24,830.5		10,012.8		34,843.3

Total gross loans	Rs.	76,421.6	Rs.	149,717.7	Rs.	318,606.1	Rs.	544,745.4

	US$	1,773.1	US$	3,473.7	US$	7,392.3	US$	12,639.1

Gross loans analyzed by performance are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Performing	Rs.	396,144.1	Rs.	538,489.8	US$	12,494.0
Impaired		4,783.5		6,255.6		145.1

Total gross loans	Rs.	400,927.6	Rs.	544,745.4	US$	12,639.1

Impaired loans as of March 31, 2006 and 2007 by facility are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Retail loans	Rs.	3,193.5	Rs.	4,785.7	US$	111.0
Wholesale loans		1,590.0		1,469.9		34.1

Gross impaired loans		4,783.5		6,255.6		145.1
Less: Specific allowance for credit losses		3,204.6		4,224.2		98.0

Impaired loans, net of specific allowance	Rs.	1,578.9	Rs.	2,031.4	US$	47.1

Gross impaired loans:
—without valuation allowance	Rs.	1,578.9	Rs.	2,031.4	US$	47.1
—with valuation allowance		3,204.6		4,224.2		98.0

Total	Rs.	4,783.5	Rs.	6,255.6	US$	145.1

Gross impaired loans:
—on accrual status	Rs.	—	Rs.	—	US$	—
—on non-accrual status		4,783.5		6,255.6		145.1

Total	Rs.	4,783.5	Rs.	6,255.6	US$	145.1

Gross impaired loans by industry:
—Automotive	Rs.	954.4	Rs.	642.9	US$	14.9
—Land Transport		347.9		266.7		6.2
— Textiles		313.7		219.8		5.1
—Others (none > than 5% of impaired loans)		3,167.5		5,126.2		118.9

Total	Rs.	4,783.5	Rs.	6,255.6	US$	145.1

Summary information relating to impaired loans as of March 31, 2005, 2006 and 2007 is as follows:

	As of March 31,
	2005		2006		2007		2007
	(In millions)
Average impaired loans, net of allowance	Rs.	430.7	Rs.	1,085.1	Rs.	1,805.1	US$	41.9
Interest foregone on impaired loans	Rs.	216.7	Rs.	208.5	Rs.	198.3	US$	4.6
Interest income recognized on impaired loans	Rs.	0.6	Rs.	5.3	Rs.	15.9	US$	0.4
Interest income recognized on impaired loans on a cash basis	Rs.	0.6	Rs.	5.3	Rs.	15.9	US$	0.4

As of March 31, 2007, the Bank had no additional funds committed to borrowers whose loans were impaired.

Changes in the allowance for credit losses are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Specific allowance for credit losses, beginning of period	Rs.	3,492.8	Rs.	3,204.6	US$	74.3
Gross provision for credit losses		4,804.1		6,980.8		162.0
Allowance no longer required due to:
Cash recoveries		(275.1)		(72.1)		(1.7)
Write-offs		(4,817.2)		(5,889.1)		(136.6)

Specific allowance for credit losses, end of period	Rs.	3,204.6	Rs.	4,224.2	US$	98.0

Unallocated allowance for credit losses, beginning of period		1,945.7		2,448.7		56.8
Additions during the period		503.0		1,341.6		31.1

Unallocated allowance for credit losses, end of period		2,448.7		3,790.3		87.9

Total allowance for credit losses, end of period	Rs.	5,653.3	Rs.	8,014.5	US$	185.9

Interest and fees on loans by facility are as follows:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Wholesale	Rs.	8,126.6	Rs.	13,989.4	Rs.	17,161.5	US$	398.1
Retail loans		8,304.8		14,864.4		29,662.0		688.1

Total	Rs.	16,431.4	Rs.	28,853.8	Rs.	46,823.5	US$	1,086.2

11. Sales/Transfer of Loans

The following table summarizes pre-tax gains on securitizations and certain cash flows received from customers and paid to SPEs for sales that were completed during the years ended March 31, 2005, March 31, 2006 and March 31, 2007:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Sale consideration from new securitizations/transfer	Rs.	48,660.0	Rs.	19,733.3	Rs.	6,535.8	US$	151.6
Less: Book value of finance receivables derecognized		48,022.2		19,752.9		6,467.1		150.0
Less: Estimated costs of servicing		15.3		11.7		16.2		0.4

Pre-tax gains(loss) on securitizations	Rs.	622.5	Rs.	(31.3)	Rs.	52.5	US$	1.2

Cash flow information
Collections against securitized receivables	Rs.	12,635.7	Rs.	28,902.8	Rs.	26,030.2	US$	603.9
Payments made to SPEs	Rs.	10,666.2	Rs.	28,861.6	Rs.	26,213.5	US$	608.2
Cash flows on retained interests	Rs.	328.8	Rs.	304.7	Rs.	231.6	US$	5.4

The Bank has relied upon market information and its past experience for the purpose of determining the assumptions below. Key assumptions used in measuring the retained interests in finance receivables of sales completed during the years ended March 31, 2006 and March 31, 2007 as of the dates of such sales were as follows:

	For the year ended March 31, 2006	For the year ended March 31, 2007
Key assumptions: (rates per annum)
Annual prepayment rate	6.0%	5.0%
Expected credit losses	0.5%	0.8%

Credit losses and prepayment losses as a percentage to the gross loans disbursed are estimated on the basis of historical losses on a similar portfolio.

Other key disclosures are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Finance receivables held by SPEs	Rs.	40,593.4	Rs.	20,262.4	US$	470.1
Delinquencies		408.2		522.9		12.1
Credit losses		183.5		317.2		7.4
Retained interest in sold receivables, consisting of subordinated securities		669.8		362.3		8.4

The table below outlines the economic assumptions and the sensitivity of the estimated fair value of retained interests in finance receivables as of March 31, 2006 and March 31, 2007, to immediate 10% and 20% changes in those assumptions:

	As of March 31,
	2006		2007		2007
	(In millions)
Carrying value/fair value of retained interests
Annual prepayment rate:
Impact of 10% adverse change	Rs.	0.6	Rs.	0.5	US$	0.0
Impact of 20% adverse change		1.2		1.0		0.0
Expected credit losses:
Impact of 10% adverse change		18.4		17.2		0.4
Impact of 20% adverse change		36.7		34.3		0.8

The discount rate used for the valuation of retained interests is the rate of return to the transferees of the various pools of securitized receivables and, therefore, is not subject to change. Weighted average life in years of the securitized receivables is also not subject to change except in case of a change in the prepayment rate assumption. Consequently, the above sensitivity analysis does not include the impact on the estimated fair values of the retained interests due to adverse change in the weighted average life in years and the discount rate.

These sensitivities are hypothetical and should be used with appropriate caution. A 10% change in the assumptions may not result in lineally proportionate changes in the fair values of retained interests. Adverse changes assumed in the above analysis and the resultant change in the fair values of retained interests are calculated independent of each other. In reality, any change in one factor may cause change in the other factors.

12. Concentrations of credit risk

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to the Bank’s total credit exposure. The Bank manages its credit risk collectively for its loan portfolio and credit substitute securities as these instruments are invested in as part of an overall lending program for corporate customers; accordingly, information on concentrations of credit risk has been provided for these exposures together.

The Bank’s portfolio of loans and credit substitute securities is broadly diversified along industry and product lines, and as of March 31, 2006 and 2007 the exposures are as set forth below. The Bank does not consider retail loans a specific industry for this purpose. However, retail business banking loans are classified in the appropriate categories below and loans to commercial vehicle operators are included in land transport below.

	As of March 31, 2006
Category	Gross Loans		Fair Values Of Credit Substitutes		Total		%
	(In millions, except percentages)
Automotive manufacturers	Rs.	40,970.3	Rs.	38.0	Rs.	41,008.3	10.0%
Land transport		36,841.6		—		36,841.6	9.0
Trade		14,357.2		39.6		14,396.8	3.5
Activities allied to Agriculture		11,559.7		—		11,559.7	2.8
Engineering		10,659.7		303.7		10,963.5	2.7
NBFC/Other Financial Intermediaries		10,430.3		346.8		10,777.1	2.6
Telecommunications		5,217.1		3,671.3		8,888.4	2.2
Others (none > than 2%)		270,891.7		5,351.9		276,243.5	67.2

Total	Rs.	400,927.6	Rs.	9,751.3	Rs.	410,678.9	100%

	As of March 31, 2007
Category	Gross loans		Fair Values Of Credit Substitutes		Total		Total		%
	(In millions, except percentages)
Land Transport	Rs.	61,407.3	Rs.	—	Rs.	61,407.3	US$	1,424.7	11.1%
Activities allied to Agriculture		27,237.3		—		27,237.3		632.0	4.9
Trade		26,364.3		40.6		26,404.9		612.6	4.8
Automotive manufacturers		26,165.0		—		26,165.0		607.1	4.7
Food Processing		13,586.0		—		13,586.0		315.2	2.5
Engineering		12,912.7		98.1		13,010.8		301.9	2.4
Fertilisers		12,081.9		202.9		12,284.8		285.0	2.2
Others (none > than 2%)		364,990.9		6,417.4		371,408.3		8,617.4	67.4

Total	Rs.	544,745.4	Rs.	6,759.0	Rs.	551,504.4	US$	12,795.9	100.0%

The Bank has a geographic concentration of credit risk, with exposure to borrowers based in Western India (including Mumbai), comprising 39.0% and 42.4 % of the total loan and credit substitute security portfolio as of March 31, 2006 and March 31,2007 respectively. While such borrowers are based in Western India they may use the funds provided by the Bank for a variety of uses that may or may not be related to the economy in Western India.

Loan and credit substitute exposures as of March 31, 2006 and 2007 based on the region in which the instruments are originated are as follows (which may be or may not be where funds are used):

	As of March 31, 2006
Region of origination	Gross Loans		Fair Values Of Credit Substitutes		Total Exposure		%
	(In millions, except percentages)
Mumbai	Rs.	80,051.8	Rs.	7,305.6	Rs.	87,357.4	21.3%
Western region, other than Mumbai		72,151.2		482.8		72,634.0	17.7
Northern region		97,010.2		1,664.4		98,674.6	24.0
Eastern region		35,416.8		—		35,416.8	8.6
Southern region		116,297.6		298.5		116,596.1	28.4

Total	Rs.	400,927.6	Rs.	9,751.3	Rs.	410,678.9	100.0%

	As of March 31, 2007
Region of origination	Gross Loans	Fair Values Of Credit Substitutes	Total Exposure	Total Exposure		%
	(In millions, except percentages)
Mumbai	Rs.145,208.5	Rs.5,835.2	Rs.151,043.7	US$	3,504.4	27.4%
Western region, other than Mumbai	82,387.3	262.2	82,649.5		1,917.6	15.0
Northern region	130,775.0	502.4	131,277.4		3,045.9	23.8
Eastern region	36,258.6	—	36,258.6		841.3	6.6
Southern region	150,116.0	159.2	150,275.2		3,486.7	27.2

Total	Rs.544,745.4	Rs.6,759.0	Rs.551,504.4	US$	12,795.9	100.0%

The Bank’s exposures to its ten largest borrowers as of March 31, 2007, computed as per RBI guidelines, which include the aggregate of the higher of the outstanding balance or the limit on loans, investments (including credit substitutes) and non-funded exposures, are as follows:

	March 31, 2006						March 31, 2007
	Funded Exposure		Non- Funded Exposure		Total Exposure		Funded Exposure		Non- Funded Exposure		Total Exposure		Total Exposure
	(In millions)
Borrower 1	Rs.	11,991.4	Rs.	—	Rs.	11,991.4	Rs.	14,819.8	Rs.	—	Rs.	14,819.8	US$	343.8
Borrower 2		—		—		—		8,106.8		631.6		8,738.4		202.7
Borrower 3		113.8		4,600.7		4,714.5		871.2		7,000.0		7,871.2		182.6
Borrower 4		6,000.0		—		6,000.0		5,900.0		—		5,900.0		136.9
Borrower 5		—		—		—		3,866.2		1,420.0		5,286.2		122.6
Borrower 6		—		—		—		4,620.2		520.0		5,140.2		119.3
Borrower 7		3,181.8		1,000.0		4,181.8		3,997.2		1,000.0		4,997.2		115.9
Borrower 8		—		—		—		1,635.1		3,247.1		4,882.2		113.3
Borrower 9		4,845.2		—		4,845.2		4,555.0		—		4,555.0		105.7
Borrower 10	Rs.	—	Rs.	—	Rs.	—	Rs.	3618.6	Rs.	—	Rs.	3618.6	US$	84.0

Information in respect of earlier years is not provided for the above borrowers if they were then not among the top ten exposures.

13. Property and equipment

Property and equipment by asset category is as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Land and premises	Rs.	3,145.0	Rs.	3,677.1	US$	85.3
Software and systems		2155.3		2,636.1		61.2
Equipment and furniture		10,472.6		13,416.4		311.2

Property and equipment, at cost		15,772.9		19,729.6		457.7
Less: Accumulated depreciation		7,058.3		9,332.0		216.5

Property and equipment, net	Rs.	8,714.6	Rs.	10,397.6	US$	241.2

Depreciation charged for the years ended March 31, 2005, 2006 and 2007 was Rs. 1,440.7 million, Rs. 1,812.1 million and Rs. 2,273.3 million (US$ 52.7 million), respectively.

14. Other assets

Other assets include the following:

	As of March 31,
	2006		2007		2007
	(In millions)
Checks in the course of collection	Rs.	91.7	Rs.	65.9	US$	1.5
Security deposits for leased property		1,089.9		1,292.0		30.0
Sundry accounts receivable		3,763.1		4,129.4		95.8
Advance tax (net of provision for taxes)		3,487.8		4,430.2		102.8
Advances		836.5		560.0		13.0
Prepaid expenses		3,336.4		543.0		12.6
Restricted cash/ securitization margin for credit enhancement and securitized transactions		443.9		1465.1		34.0
Fair value of derivatives and foreign exchange		9,161.0		29,924.0		694.1
Other		4,066.9		6017.5		139.6

Total	Rs.	26,277.2	Rs.	48,427.1	US$	1,123.4

15. Deposits

Deposits include demand deposits, which are non-interest-bearing, and savings and time deposits, which are interest- bearing. Deposits as of March 31, 2006 and 2007 are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Interest-bearing:
Savings deposits	Rs.	161,857.9	Rs.	195,847.9	US$	4,544.0
Time deposits		248,323.3		288,695.0		6,698.3

Total interest-bearing deposits		410,181.2		484,542.9		11,242.3
Non-interest bearing deposits		147,124.2		197,805.1		4,589.4

Total	Rs.	557,305.4	Rs.	682,348.0	US$	15,831.7

As of March 31, 2006 and March 31, 2007, time deposits of Rs. 154,259.1 million and Rs. 167,856.9 million, respectively, have a residual maturity of less than one year. The balance of the deposits mature between one and five years.

As of March 31, 2006 and March 31, 2007, time deposits in excess of Rs. 0.1 million aggregated Rs. 226,729.8 million and Rs. 255,223.7 million, respectively.

16. Short-term borrowings

Short-term borrowings are mainly comprised of money market borrowings. These borrowings are unsecured and are utilized by the Bank for its treasury operations. Short-term borrowings as of March 31, 2006 and March 31, 2007 are comprised of the following:

	As of March 31,
	2006		2007		2007
	(In millions)
Borrowed in the call market	Rs.	12,725.1	Rs.	7,987.4	US$	185.3
Term borrowings from institutions/banks		503.3		2,050.0		47.6
Foreign currency borrowings		14,477.0		17,341.0		402.3
Bills rediscounted		30,100.0		23,924.0		555.1
Interbank risk participation		17,000.0		44,170.0		1,024.8

Total	Rs.	74,805.4	Rs.	95,472.4	US$	2,215.1

Total borrowings outstanding:
Maximum amount outstanding	Rs.	100,008.2	Rs.	119,785.7	US$	2,779.3

Average amount outstanding	Rs.	73,569.3	Rs.	75,391.1	US$	1,749.2

Weighted average interest rate		4.8%		6.4%		6.4%

17. Long-term debt

Long-term debt as of March 31, 2006 and March 31, 2007 is comprised of the following:

	As of March 31,
	2006		2007		2007
	(In millions)
Subordinated debt	Rs.	17,020.0	Rs.	32,826.0	US$	761.6
Others		879.9		775.5		18.0

Total	Rs.	17,899.9	Rs.	33,601.5	US$	779.6

The scheduled maturities of long-term debt are set out below:

	As of March 31,
	2007		2007
	(In millions)
Due in the fiscal year ending March 31:
2008	Rs.	289.8	US$	6.7
2009		191.2		4.5
2010		—		—
2011		294.5		6.8
2012		—		—
Thereafter (1)		30,826.0		715.2

Total	Rs.	31,601.5	US$	733.2

(1)	The scheduled maturities of long-term debt do not include perpetual bonds of Rs. 2.0 billion.

The Bank issued unsecured non-convertible subordinated debt securities, which qualify as Tier 2 risk-based capital under the RBI’s guidelines for assessing capital adequacy. The Bank issued three tranches of subordinated debt securities during calendar years 1998, 1999 and 2001 at coupon rates of 13.0%, 13.75% and 11.00%, respectively. The 1998 tranche was repaid at maturity in fiscal 2004. The 1999 and 2001 tranches were repaid in fiscal 2007.

During fiscal 2007, the Bank raised Rs. 6,359.0 million as Upper Tier II capital at an annualized coupon ranging between 8.80 % to 9.20%. The Bank also raised foreign currency borrowing of USD 100 million as Upper Tier II capital at an annualized coupon rate of 6-month USD LIBOR plus 120 bps. The bank raised Rs. 4,100.0 million as Lower Tier II capital at an annualized coupon ranging between 8.45% to 9.10%. The Bank raised a further Rs. 2,000.0 million as unsecured non-convertible subordinated perpetual bonds (Innovative perpetual debt instruments) in the nature of debentures for inclusion as Tier I capital at an annualized coupon 9.92 % payable semi annually.

Based on the balance term to maturity as at March 31, 2007, 100% of the book value of subordinated debt (lower tier II capital) and upper tier II capital is considered as Tier 2 capital for the purpose of capital adequacy computation.

Other long-term debt includes foreign currency borrowings from Citibank and a loan from the Indian Renewable Energy Development Authority used to finance solar equipment.

18. Accrued expenses and other liabilities

Accrued expenses and other liabilities include the amounts set forth below.

	As of March 31,
	2006		2007		2007
	(In millions)
Bills payable	Rs.	20,795.8	Rs.	36,580.8	US$	848.7
Remittances in transit		28,206.6		25,793.1		598.4
Accrued expenses		987.2		3,253.0		75.5
New account deposits		5,982.6		1,707.8		39.6
Accounts payable		8,640.9		8,224.2		190.8
Fair value on derivatives and foreign exchange		8,806.6		27,317.3		633.8
Others		3,782.1		5,522.4		128.2

Total	Rs.	77,201.8	Rs.	108,398.6	US$	2,515.0

19. Income taxes

The income tax expense comprises the following:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Current income tax expense	Rs.	3,338.9	Rs.	3,622.2	Rs.	5,818.8	US$	135.0
Deferred income tax (benefit) expense		(213.5)		343.5		(675.9)		(15.7)

Income tax expense	Rs.	3,125.4	Rs.	3,965.7	Rs.	5,142.9	US$	119.3

The following is the reconciliation of estimated income taxes at the Indian statutory income tax rate to income tax expense as reported:

	Years ended March 31,
	2005		2006	2007	2007
	(In millions)
Net income before taxes	Rs.	9,735.1	Rs.13,175.3	Rs.16,239.8	US$	376.7
Effective statutory income tax rate		36.59%	33.66%	33.66%		33.66%
Expected income tax expense		3,562.3	4,434.8	5,466.3		126.8
Adjustments to reconcile expected income tax to actual tax expense:
Permanent differences:
Stock-based compensation (net of forfeitures)		113.5	15.7	324.0		7.5
Income exempt from taxes		(504.7)	(531.2)	(648.8)		(15.0)
Other, net		(66.2)	39.4	1.4		—
Effect of change in statutory tax rate		20.5	7.0	—		—

Income tax expense	Rs.	3,125.4	Rs. 3,965.7	Rs. 5,142.9	US$	119.3

The tax effects of significant temporary differences are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Tax effect of:
Deductible temporary differences:
Allowance for loan losses	Rs.	1,696.9	Rs.	2,387.7	US$	55.4
Unrealized loss on securities available for sale		681.9		2,085.3		48.4
Other		607.8		975.9		22.7

Deferred tax asset		2,986.6		5,448.9		126.5

Taxable temporary differences:
Property and equipment		822.5		854.0		19.8
Unrealized gain on securities available for sale		185.9		492.2		11.5
Loan origination cost		961.1		1,165.2		27.0

Deferred tax liability		1,969.5		2,511.4		58.3

Net deferred tax (asset) liability	Rs.	(1,017.1)	Rs.	(2,937.5)	US$	(68.2)

Management believes that the realization of the recognized deferred tax assets is more likely than not based on expectations as to future taxable income.

For the years ended March 31, 2006 and 2007 the Bank has recorded income tax expense of Rs. 3,965.7 million and Rs. 5,142.9 million using an annual effective tax rate of 30.1% and 31.6% respectively.

20. Stock-based compensation

The stock-based compensation plans of the Bank are as follows:

Employees Stock Option Scheme:

The shareholders of the Bank approved in January 2000 Plan “A”, in June 2003 Plan “B” and in June 2005 Plan “C” of the Employees’ Stock Option Scheme (the “Plan”). Under the terms of each of these Plans, the Bank may issue stock options to employees and directors of the Bank, each of which is convertible into one equity share. The Bank reserved 10 million equity shares, with an aggregate nominal value of Rs. 100 million, for issuance under each Plan.

Plan A provides for the issuance of options at the recommendation of the Compensation Committee of the Board (the “Compensation Committee”) at an average of the daily closing prices on the Mumbai Stock Exchange during the 60 days preceding the date of grant of options, which was the minimum prescribed option price under regulations then issued by the Securities and Exchange Board of India (“SEBI”).

Plan B & Plan C provide for the issuance of options at the recommendation of the Compensation Committee at the closing price on the working day immediately preceding the date when options are granted on an Indian stock exchange with the highest trading volume during the preceding two weeks, which was the minimum prescribed option price under SEBI regulations.

Such options vest at the discretion of the Compensation Committee, subject to a maximum vesting not exceeding five years, set forth at the time the grants are made. Such options are exercisable for a period following vesting at the discretion of the Compensation Committee, subject to a maximum of five years, as set forth at the time of the grant. In June 2007 the Bank approved the offer and allotment of 15.0 million equity stock options, convertible into one equity shares of Rs. 10/- each aggregating to nominal face value of Rs. 150.0 million under the new Employee Stock Option Scheme(s) to the existing and new employees and Directors of the Bank. The Compensation Committee has since approved to grant in aggregate a total of 8,305,500 options for the employees of the Bank under schemes X, XI and XII respectively.

Activity in the options available to be granted under the Employee Stock Option Scheme is as follows:

	Options available to be granted
	Years ending March 31,
	2005	2006	2007
Options available to be granted, beginning of year	1,585,800	3,432,200	6,876,900
Equity shares allocated for grant under the plan	—	10,000,000	—
Options granted	—	(8,097,300)	(6,633,300)
Forfeited/lapsed	1,846,400	1,542,000	2,666,200

Options available to be granted, end of year	3,432,200	6,876,900	2,909,800

Activity in the options outstanding under the Employee Stock Option Scheme is as follows:

	Years ended March 31,
	2005			2006			2007
	Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price
Options outstanding, beginning of year	14,319,400	Rs.	325.42	10,313,500	Rs.	344.88	13,601,700	Rs.	503.18
Granted	—		—	8,097,300		630.60	6,633,300		994.85
Exercised	(2,159,500)		215.73	(3,267,100)		321.19	(6,247,200)		406.61
Forfeited	(1,846,400)		345.01	(1,542,000)		499.10	(2,666,200)		679.11

Options outstanding, end of year	10,313,500	Rs.	344.88	13,601,700	Rs.	503.18	11,321,600	Rs.	803.10

Options exercisable, end of year	2,618,400	Rs.	297.56	1,898,500	Rs.	342.18	1,690,000	Rs.	498.89

Weighted average fair value of options granted during the year		Rs.	—		Rs.	630.60		Rs.	994.85

The following summarizes information about stock options outstanding as of March 31, 2007

		As of March 31, 2007
Plan	Range of exercise price	Number Of Shares Arising Out Of Options	Weighted Average Remaining Life*	Weighted Average Exercise Price
Plan A	Rs.225.43 to Rs.226.96 (or US$5.2 to US$ 5.3 )	9,100	—	Rs.226.71
Plan B	Rs. 358.60 to Rs. 366.30 (or US$ 8.3 to US$ 8.5)	813,600	—	361.53
Plan C	Rs. 630.60 to Rs. 994.85(US$ 14.6 to US$23.1)	10,498,900	1.40	837.82

*	Weighted average remaining life is computed for non-vested shares based on the total number of shares arising out of option.

The intrinsic value of options exercised during the year ended March 31, 2005, 2006 and 2007 was Rs. 14.7 million, Rs. 47.1 million and Rs. 77.8 million respectively. Aggregate intrinsic value of options outstanding and options exercisable as at March 31, 2007 was Rs. 58.9 million and Rs. 12.6 million respectively. As at March 31, 2007, the total estimated compensation cost to be recognized in future periods is Rs. 1,513.2 million.

Employees Welfare Trust

The Bank established an Employees Welfare Trust (the “EWT”) in 1994 for the benefit of the Bank’s employees. The EWT borrowed funds from third parties and subscribed to an aggregate of 10,000,000 equity shares of the Bank at the same price as available to other shareholders, and from time to time, also made open market purchases of shares. In pursuance of the Trust’s objectives, grants were allotted to employees, directors and advisors at prices designated by the trustees. The vesting period varied at the discretion of the trustees from grant to grant, but was generally between 12 and 24 months.

The Bank accounted for the equity shares of the Bank held by the EWT as treasury shares until transferred and reported the external borrowings of the EWT as borrowings of the Bank. Consequently, dividends paid to the EWT were eliminated, and the interest cost incurred by the EWT and stock based compensation were charged as an expense by the Bank. The Bank recognized deferred stock-based compensation on each grant as the difference between the closing price on The Bombay Stock Exchange Ltd., and the applicable grant price. The Bank recognized stock-based compensation expense under this scheme of Rs. 113.7 million and, Rs. 213.9 million for the years ended March 31, 2004 and 2005 respectively. In fiscal 2006, there were no grants available to be allotted to the employees.

Since fiscal 2006 no shares of the Bank are held by EWT. The scheme stands suspended and consequently the sale or transfer of shares of the Bank to the trust for the benefit of its employees is stopped and curtailed. In view of the above, the trustees have reconstituted/reorganized the existing Trust under the title “HDB Employees Welfare Trust” (the “HDBT”). A reconstituted trust deed was executed in June, 2006. Under the reconstituted trust deed the same benefits and facilities are offered to the Employees as were available to the beneficiaries under Original Trust Deed, except for the discretionary power to transfer and sell shares etc. of the Bank to the employees of the Bank, which stands withdrawn. The Trust is run for the welfare of the employees. The beneficiaries of the Trust are the employees of the Bank. No profits are distributable by the trust.

Activity in the grants available to be allotted under the EWT Plan is as follows:

	Years ending March 31,
	2005	2006	2007
Grants available to be allotted, beginning of year	276,775	—	—
Grants allotted	(4,700)	—	—
Grants sold in open market	(272,075)	—	—
Grants cancelled	—	—	—

Grants available to be allotted, end of year	—	—	—

Activity in the allotted grants outstanding under the EWT Plan is as follows:

	As of March 31,
	2005			2006		2007
	Grants	Weighted Average Exercise price		Grants	Weighted Average Exercise Price	Grants	Weighted Average Exercise Price
Grants allotted beginning of year	1,670,500	Rs.	42.93	—	Rs.—	—	Rs.—
New grants	4,700		43.00	—	—	—	—
Grants exercised	(1,675,200)		42.60	—	—	—	—
Grants cancelled	—		—	—	—	—	—

Grants allotted, end of year	—	Rs.	—	—	Rs.—		Rs.—

Weighted average fair value of grants allotted during the year		Rs.	402.00		Rs.—		Rs.—

21. Retirement benefits

Gratuity

In accordance with Indian law, the Bank provides for gratuity, a defined benefit retirement plan, covering eligible employees. The plan provides for lump sum payments to vested employees at retirement, death while in employment or on termination of employment in an amount equivalent to 15 days’ eligible salary payable for each completed year of service. Vesting occurs upon completion of five years of service. The Bank makes annual contributions to funds administered by trustees and managed by Insurance companies for amounts notified by said insurance companies. The Bank accounts for the liability for future gratuity benefits using the projected unit cost method based on an annual actuarial valuation.

The Bank has implemented SFAS No. 158 “Employers Accounting for Defined Benefit Pension And Other Post Retirement Plans—And Amendment Of FASB Statements No. 87, 88, 106 and 132 R”. Accordingly changes in the funded status of the plan are recognized in the year in which the changes occur and are reported in comprehensive income as a separate component of stock holders equity. Further, certain gain and losses that were not previously recognized in the financial statements are reported in comprehensive income.

The following table sets out the funded status of the Gratuity Plan and the amounts recognized in the Bank’s financial statements as of March 31, 2006 and March 31, 2007:

	As of March 31,
	2006		2007	2007
	(In millions)
Change in benefit obligations:
Projected benefit obligation (“PBO”), beginning of the period	Rs.	142.7	Rs.202.9	US$	4.7
Service cost		21.4	32.4		0.8
Interest cost		9.7	15.9		0.4
Actuarial loss		35.9	35.5		0.8
Benefits paid		(6.8)	(9.0)		(0.2)

Projected benefit obligation, end of the period		202.9	277.7		6.5

Change in plan assets:
Fair value of plan assets, beginning of the period		66.1	103.7		2.4
Actual return on plan assets		7.7	10.6		0.2
Employer contributions		42.0	52.8		1.2
Benefits paid		(6.8)	(9.0)		(0.2)
Actuarial (loss) gain		(5.3)	(1.0)		0.0

Fair value of plan assets, end of the period		103.7	157.1		3.6

Accrued benefit	Rs.	(99.2)	Rs.(120.6)	US$	(2.9)

The Bank’s expected contribution to the gratuity fund for the next fiscal year is estimated at Rs. 62.5 million. The accumulated benefit obligation as of March 31, 2006 and 2007 was Rs. 86.5 million and Rs. 104.6 million, respectively.

Net gratuity cost for the years ended March 31, 2005, 2006 and 2007 comprises the following components:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Service cost	Rs.	14.2	Rs.	21.8	Rs.	32.4	US$	0.8
Interest cost		7.4		9.7		15.9		0.4
Expected return on plan assets		(4.2)		(5.9)		(10.4)		(0.2)
Actuarial (gain) loss		26.7		31.3		32.4		0.8

Net gratuity cost	Rs.	44.1	Rs.	56.9	Rs.	70.3	US$	1.8

The assumptions used in accounting for the gratuity plan are set out below:

	Years ended March 31,
	2005	2006	2007
	(% per annum)
Discount rate	7.0	7.0	8.0
Rate of increase in compensation levels of covered employees	10.0	10.0	10.0
Rate of return on plan assets	6.5	7.0	8.0

The following benefit payments, which reflect expected future service, as appropriate are expected to be paid.

Year ending March 31,
	(In millions)
2008	Rs.	1.2
2009		9.5
2010		3.7
2011		4.8
2012		4.0

The following table presents the incremental effect of applying SFAS No. 158 on the consolidated financial statements as of March 31, 2007.

	Before application of SFAS 158		Adjustments		After application of SFAS 158
Deferred income taxes	Rs.	2,925.9	Rs.	11.6	Rs.	2,937.5
Total Assets		1,013,174.3		11.6		1,013,185.9
Accrued expenses and other current liabilities		108,364.1		34.5		108,398.6
Total Liabilities		947,643.3		34.5		947,677.8
Accumulated other comprehensive income, net of tax		(3,611.0)		(22.9)		(3,633.9)

Total Shareholders’ equity	Rs.	65,531.0		Rs.(22.9)	Rs.	65,508.1

Superannuation

Eligible employees of the Bank are entitled to receive retirement benefits under the Bank’s superannuation fund. The superannuation fund is a defined contribution plan under which the Bank annually contributes a sum equivalent to 13% of the employee’s eligible annual salary (15% for the Managing Director) to the Life Insurance Corporation of India, which administers the fund. The Bank has no liability for future superannuation fund benefits other than its annual contribution, and recognizes such contributions as an expense in the year incurred. The bank contributed Rs. 25.0 million, Rs. 38.5 million and Rs. 65.9 million to the superannuation plan for the years ended March 31, 2005, 2006 and 2007, respectively.

Provident fund

In accordance with Indian law, eligible employees of the Bank are entitled to receive benefits under the provident fund, a defined contribution plan in which both the employee and the Bank contribute monthly at a determined rate (currently 12% of an employee’s eligible salary). These contributions are made to a fund set up by the Bank and administered by a board of trustees, except that out of employer’s contribution, an amount, equal to 8.33% of the lower of employee’s monthly eligible salary or Rs. 6,500, is contributed by the Bank to the Pension Scheme administered by the Regional Provident Fund Commissioner. Employees are credited with interest, which is subject to a government specified minimum rate. The Bank has no liability for future provident fund benefits other than its annual contribution and the shortfall, if any, between the government specified minimum rate and the yield on the fund’s assets, and recognizes such contributions as an expense in the year incurred. The bank contributed Rs. 99.5 million, Rs. 162.4 million, Rs. 246.6 million to the provident fund for the years ended March 31, 2005, 2006 and 2007, respectively.

22. Financial instruments

Foreign exchange and derivative contracts

The Bank enters into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with inter-bank participants on its own account and for customers. These transactions enable customers to transfer, modify or reduce their foreign exchange and interest rate risks.

Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in rupees against another currency and exchange of notional principal amount at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees.

The market and credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Market risk is the exposure created by movements in interest rates and exchange rates, during the tenure of the transaction. The extent of market risk affecting such transactions depends on the type and nature of the transaction, the value of the transaction and the extent to which the transaction is uncovered. Credit risk is the exposure to loss in the event of default by counter-parties. The extent of loss on account of a counter-party default will depend on the replacement value of the contract at the ongoing market rates.

Fair values for off balance sheet derivative financial instruments are based on quoted market prices, except in the case of certain options and currency swaps where pricing models are used.

The following table presents the aggregate notional principal amounts of the Bank’s outstanding foreign exchange and interest rate derivative contracts as of March 31, 2006 and March 31, 2007, together with the fair values on each reporting date.

	As of March 31,
	2006		2007				2007
	Notional		Fair Value		Notional		Fair Value		Notional		Fair Value
	(In millions)
Interest rate swaps and forward rate agreements	Rs.	1,209,102.8	Rs.	(593.1)	Rs.	1,794,090.4	Rs.	(27.9)	US$	41,626.2	US$	(0.6)
Forward exchange contracts, currency swaps, currency options and interest rate caps and floors	Rs.	845,329.3	Rs.	1,025.8	Rs.	1,377,440.9	Rs.	2,591.4	US$	31,959.2	US$	60.1

The bank has not designated the above derivative contracts as accounting hedges and accordingly the contracts are recorded at fair value on the balance sheet with changes in fair value recorded in earnings.

Guarantees

As a part of its commercial banking activities, the Bank has issued guarantees and documentary credits, such as letters of credit, to enhance the credit standing of its customers. These generally represent irrevocable assurances that the Bank will make payments in the event that the customer fails to fulfill his financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation.

The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments.

In terms of FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” the bank has recognized a liability of Rs. 248.8 million as of March 31, 2007 in respect of guarantees issued or modified after December 31, 2002. Based on historical trends, in terms of SFAS No. 5 “Accounting For Contingencies” the Bank has recognized a liability of Rs 287.7 million as of March 31, 2007.

Details of guarantees and documentary credits outstanding are set out below:

	As of March 31,
	2006		2007		2007
	(In millions)
Nominal values:
Bank guarantees:
Financial guarantees	Rs.	21,141.0	Rs.	23,631.4	US$	548.3
Performance guarantees		12,940.9		20,330.7		471.7
Documentary credits		24,103.7		26,050.5		604.4

Total	Rs.	58,185.6	Rs.	70,012.6	US$	1,624.4

Estimated fair values:
Guarantees	Rs.	(171.1)	Rs.	(248.8)	US$	(5.7)
Documentary credits		(38.6)		(41.7)		(1.0)

Total	Rs.	(209.7)	Rs.	(290.5)	US$	(6.7)

As part of its risk management activities, the Bank continuously monitors the credit-worthiness of customers as well as guarantee exposures. If a customer fails to perform a specified obligation, a beneficiary may draw upon the guarantee by presenting documents in compliance with the guarantee. In that event, the Bank makes payment on account of the defaulting customer to the beneficiary up to the full notional amount of the guarantee. The customer is obligated to reimburse the Bank for any such payment. If the customer fails to pay, the Bank liquidates any collateral held and sets off accounts; if insufficient collateral is held, the Bank recognizes a loss.

Loan sanction letters

The Bank issues sanction letters indicating its intent to provide new loans to certain customers. The aggregate of loans contemplated in these letters that had not yet been made was Rs. 165,825.8 million as of March 31, 2007. If the Bank were to make such loans, the interest rates would be dependent on the lending rates in effect when the loans were disbursed. The Bank has no commitment to lend under these letters. Among other things, the making of a loan is subject to a review of the creditworthiness of the customer at the time the customer seeks to borrow, at which time the Bank has the unilateral right to decline to make the loan.

23. Estimated fair value of financial instruments

The Bank’s financial instruments include financial assets and liabilities recorded on the balance sheet, including instruments such as foreign exchange and derivative contracts. Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of all the amounts the Bank could have realized in a sales transaction as of March 31, 2006 and March 31, 2007. The estimated fair value amounts as of March 31, 2006 and March 31, 2007 have been measured as of the respective year ends, and have been not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

Financial instruments valued at carrying value:

The respective carrying values of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and amounts due from banks, interest-bearing deposits in banks, securities purchased and sold under resale and repurchase agreements, accrued interest receivable, short-term borrowings, acceptances, accrued interest payable, and certain other assets and liabilities that are considered financial instruments. Carrying values were assumed to approximate fair values for these financial instruments as they are short-term in nature and their recorded amounts approximate fair values or are receivable or payable on demand.

Trading securities:

Trading securities are carried at fair value based on quoted market prices. For more information on the fair value of these securities, refer to Note 5.

Available for sale securities:

Available for sale investments principally comprise debt securities and are carried at fair value. Such fair values were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using market yield on balance period to maturity on similar instruments and similar credit risk. The fair values of asset backed and mortgage backed securities is estimated based on revised estimated cash flows at each balance sheet date, discounted at current market pricing for transactions with similar risk. For more information on the fair value of these securities, refer to Note 6.

Held to maturity securities:

Held to maturity securities are carried at amortized cost less other than temporary impairments, if any. Fair values of these securities were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using market yield on balance period to maturity on similar instruments and similar credit risk. For more information on these securities including “tainting” of the portfolio, refer to Note 7.

Loans:

The fair values of consumer installment loans and other consumer loans that do not reprice frequently were estimated using discounted cash flow models. The discount rates were based on current market pricing for loans with similar characteristics and risk factors. Since substantially all individual lines of credit and other variable rate consumer loans reprice frequently, with interest rates reflecting current market pricing, the carrying values of these loans approximate their fair values.

The fair values of commercial loans that do not reprice or mature within relatively short time frames were estimated using discounted cash flow models. The discount rates were based on current market interest rates for loans with similar remaining maturities and credit ratings. For commercial loans that reprice within relatively short time frames, the carrying values approximate their fair values.

For purposes of these fair value estimates, the fair values of impaired loans were computed by deducting an estimated market discount from their carrying values to reflect the uncertainty of future cash flows.

Deposits:

The fair value of demand deposits, savings deposits, and money market deposits without defined maturities are the amounts payable on demand. For deposits with defined maturities, the fair values were estimated using discounted cash flow models that apply market interest rates corresponding to similar deposits and timing of maturities. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of fair value calculation.

Long-term debt:

The fair values of the Bank’s unquoted long-term debt instruments were calculated based on a discounted cash flow model. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments.

Term Placements:

The fair values of term placements were estimated using discounted cash flow models. The discount rates were based on current market pricing for placements with similar characteristics and risk factors.

A comparison of the fair values and carrying values of financial instruments other than derivatives (see Note 22) is set out below:

	As of March 31,
	2006						2007
	Carrying Value		Estimated Fair Value		Carrying Value		Carrying Value		Estimated Fair Value		Estimated Fair Value
	(In millions)
Financial Assets:
Cash and cash equivalents	Rs.	61,194.3	Rs.	61,194.3	Rs.	80,546.4	US$	1,868.8	Rs.	80,546.4	US$	1,868.8
Term placements		10,243.7		9,845.0		12,815.8		297.4		12,225.3		283.6
Investments held for trading		2,945.6		2,945.6		4,284.1		99.4		4,284.1		99.4
Investments available for sale		273,457.0		273,457.0		304,241.1		7,059.0		304,241.1		7,059.0
Securities purchased under agreements to resell		4,200.0		4,200.0		—		—		—		—
Loans		395,274.3		397,162.1		536,730.9		12,453.2		539,811.9		12,524.6
Accrued interest receivable		8,662.7		8,662.7		15,742.9		365.3		15,742.9		365.3
Financial Liabilities:
Interest-bearing deposits		410,181.2		409,655.9		484,542.9		11,242.3		483,026.5		11,207.1
Non-interest-bearing deposits		147,124.2		147,124.2		197,805.1		4,589.4		197,805.1		4,589.4
Securities sold under repurchase agreements		—		—		10,500.0		243.6		10,500.0		243.6
Short term borrowings		74,805.4		74,805.4		95,472.4		2,215.1		95,472.4		2,215.1
Accrued interest payable		8,264.1		8,264.1		17,035.7		395.3		17,035.7		395.3
Long-term debt		17,899.9		17,019.5		33,601.5		779.6		31,019.8		719.7
Accrued expenses and other liabilities		77,201.8		77,201.8		108,398.6		2,515.0		108,398.6		2,515.0

24. Segment Information

The Bank operates in three reportable segments: wholesale banking, retail banking and treasury services. The revenue and related expense recognition policies are set out in Note 2. Substantially all operations and assets are based in India.

The retail banking segment serves retail customers through a branch network and other delivery channels. This segment raises deposits from customers and makes loans, provides credit cards and debit cards, distributes third-party financial products such as mutual funds and insurance, and provides advisory services to such customers. Revenues of the retail banking segment are derived from interest earned on retail loans, fees for banking and advisory services, profit from foreign exchange and derivative transactions and interest earned from other segments for surplus funds placed with those segments. Expenses of this segment primarily comprise interest expense on deposits, infrastructure and premises expenses for operating the branch network and other delivery channels, personnel costs, other direct overheads and allocated expenses.

The wholesale banking segment provides loans and transaction services to corporate customers. Revenues of the wholesale banking segment consist of interest earned on loans made to corporate customers, investment income from credit substitutes, interest earned on the cash float arising from transaction services, fees from such transaction services and profits from foreign exchange and derivative transactions with wholesale banking customers. The principal expenses of the segment consist of interest expense on funds borrowed from other segments, premises expenses, personnel costs, other direct overheads and allocated expenses.

The treasury services segment undertakes trading operations on the proprietary account, foreign exchange operations and derivatives trading both on the proprietary account and customer flows. Revenues of the treasury services segment primarily consist of fees and gains and losses from trading operations. Revenues from foreign exchange and derivative operations and customer flows is classified under retail or wholesale segment depending on the profile of the customer.

Segment-wise income and expenses include certain allocations. Interest income is charged by a segment that provides funding to another segment, based on yields benchmarked to an internally developed composite yield curve which broadly tracks market-discovered interest rates. Transaction charges are made by the retail banking segment to the wholesale banking segment for the use by corporate customers of the retail banking segment’s branch network or other delivery channels; such transaction costs are determined on a cost plus basis.

Directly identifiable overheads are attributed to a segment at actual amounts incurred. Indirect shared costs, principally corporate office expenses, are generally allocated equally to each segment. Income taxes for each segment have been allocated based on the effective rate applicable to the Bank, adjusted for specifically identifiable permanent differences relating to each segment.

Summarized segment information for the years ended March 31, 2005, 2006 and 2007 is as follows:

	Years ended March 31,
	2005								2006								2007
	Retail Banking		Wholesale Banking		Treasury Services		Total		Retail Banking		Wholesale Banking		Treasury Services		Total		Retail banking		Wholesale Banking		Treasury Services		Total		Total
	(In millions)
Net interest revenue	Rs.	9,728.3	Rs.	5,658.7	Rs.	598.7	Rs.	15,985.7	Rs.	18,177.4	Rs.	6,239.1	Rs.	(510.3)	Rs.	23,906.2	Rs.	26,226.4	Rs.	8,907.4	Rs.	1,782.7	Rs.	36,916.5	US$	856.2
Less: Provision for credit.losses		2,925.4		122.8		—		3,048.2		4,956.0		76.0		—		5,032.0		8,386.9		(136.6)		0.0		8,250.3		191.4

Net interest revenue, after provision for credit losses		6,802.9		5,535.9		598.7		12,937.5		13,221.4		6,163.1		(510.3)		18,874.2		17,839.5		9,044.0		1,782.7		28,666.2		664.8
Non-interest revenue		6,234.1		1,656.5		320.9		8,211.5		10,071.8		2,092.9		(16.8)		12,147.9		12,702.6		2,764.1		(467.0)		14,999.7		348.1
Non-interest expense		(8,889.3)		(1,823.7)		(700.9)		(11,413.9)		(14,482.4)		(2,802.0)		(562.4)		(17,846.8)		(22,494.0)		(4,065.3)		(866.8)		(27,426.1)		(636.2)

Income before income tax	Rs.	4,147.7	Rs.	5,368.7	Rs.	218.7	Rs.	9,735.1	Rs.	8,810.8	Rs.	5,454.0	Rs.	(1089.5)	Rs.	13,175.3	Rs.	8,048.1	Rs.	7,742.8	Rs.	448.9	Rs.	16,239.8	US$	376.7

Segment assets:
Segment average total assets	Rs.	197,121.9	Rs.	224,054.3	Rs.	26,076.1	Rs.	447,252.3	Rs.	281,583.8	Rs.	313,603.1	Rs.	38,318.8	Rs.	633,505.7	Rs.	390,732.7	Rs.	452,509.8	Rs.	30,371.2	Rs.	873,613.7	US$	20,269.5

25. Commitments and contingent liabilities

Commitments and contingent liabilities other than for off balance sheet financial instruments (see Note 22) are as follows:

Capital commitments

The Bank has entered into committed capital contracts, principally for branch expansion and technology upgrades. The estimated amounts of contracts remaining to be executed on the capital account as of March 31, 2006 and March 31, 2007 aggregated Rs. 946.8 million and Rs. 670.3 million, respectively.

Contingencies

The Bank is party to various legal and tax-related proceedings in the normal course of business. The Bank does not expect the outcome of these proceedings to have a material adverse effect on the Bank’s results of financial condition, operations or cash flows.

26. Related party transactions

The Bank’s principal related parties consist of HDFC Limited, its principal shareholder, and its associates. The Bank enters into transactions with its related parties, such as providing banking services, sharing costs and service providers, purchasing services, making joint investments, and borrowing from related parties and subletting premises. The Bank is prohibited from making loans to companies with which it has directors in common. The Bank also makes loans at concessional rates to its employees. The Bank’s related party balances and transactions are summarized as follows:

Balances payable to related parties are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Balances in current account	Rs.	201.6	Rs.	102.5	US$	2.4
Balances in fixed deposits		149.8		217.4		5.0
Accounts payable		72.5		—		—

Total	Rs.	423.9	Rs.	319.9	US$	7.4

Balances receivable from related parties are as follows:

	Years ended March 31,
	2006		2007		2007
	(In millions)
Deposits to secure leased property	Rs.	36.9	Rs.	36.9	US$	0.8
Loans and overdrafts		0.5		3.0		0.1
Loans to officers and employees		1,409.7		1,805.7		41.9
Capital advances		2.0		—		—
Other deposits		130.2		0.1		0.0
Accounts Receivable		304.3		126.0		2.9

Total	Rs.	1,883.6	Rs.	1,971.7	US$	45.7

The Bank had retained HDFC Asset Management Company Ltd., an entity controlled by HDFC Limited, to invest its funds up to an amount approved by the board of directors, primarily in debt instruments under an arrangement upto June, 2006. The amount of investments outstanding as on March 31, 2006 and March 31, 2007 was Rs. 3.4 billion and Rs. 1.6 billion, respectively. Purchases of fixed assets from related parties for the years ended March 31, 2006 and 2007 were Rs. 87.9 million and Rs. 113.9 million, respectively.

Included in the determination of net income are the following significant transactions with related parties:

	Years ended March 31,
	2005		2006		2007		2007
	(In millions)
Service charges income	Rs.	438.8	Rs.	1,441.8	Rs.	1,606.3	US$	37.3
Dividend Income		5.7		5.8		52.2		1.2
Service charges expense		(31.3)		(45.6)		(81.2)		(1.9)
Interest Income		0.4		0.1		0.3		—
Rent and maintenance expense		(15.8)		(12.3)		(13.3)		(0.3)

Net expense incurred to related parties for service provided	Rs.	397.8	Rs.	1,389.8	Rs.	1,564.3	US$	36.3

27. Regulatory Capital and capital adequacy

The Bank is a banking company within the meaning of the Indian Banking Regulation Act, 1949, registered with and subject to supervision by the RBI. Failure to meet minimum capital requirements could lead to regulatory actions by the RBI that, if undertaken, could have a material effect on the Bank and its financial position.

The Bank’s regulatory capital and capital adequacy ratios are measured in accordance with Indian GAAP and are as follows:

	As of March 31,
	2006		2007		2007
	(In millions)
Tier 1 capital	Rs.	51,499.1	Rs.	63,527.1	US$	1,474.0
Tier 2 capital		17,207.1		33,399.9		774.9

Total capital	Rs.	68,706.2	Rs.	96,927.0	US$	2,248.9

Total risk weighted assets and contingents	Rs.	602,176.2	Rs.	740,819.2	US$	17,188.4

Capital ratios of the Bank:
Tier 1		8.55%		8.57%		8.57%
Total capital		11.41%		13.08%		13.08%
Minimum capital ratios required by the RBI:
Tier 1		4.50%		4.50%		4.50%
Total capital		9.00%		9.00%		9.00%

Dividends

Any dividends declared by the Bank are based on the profit available for distribution as reported in the statutory financial statements of the Bank prepared in accordance with Indian GAAP. Additionally, the Banking Regulation Act and related regulations require the Bank to transfer 25% of its Indian GAAP profit after tax to a non-distributable statutory reserve and to meet certain other conditions in order to pay dividends without prior RBI approval. As per RBI guidelines dividend payout (excluding dividend tax) for March 31, 2007 cannot exceed 35% of net income of Rs. 11,414.5 million as calculated under Indian GAAP. Accordingly, the net income reported in these financial statements may not be fully distributable in that year. Dividends for the years ended March 31, 2005, 2006 and 2007 were Rs. 4.50, Rs. 5.50 and Rs. 7.00 per equity share, respectively.

28. Earnings per equity share

A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share has been provided below.

	As of March 31,
	2005	2006	2007
Weighted average number of equity shares used in computing basic earnings per equity share	290,145,339	311,939,366	314,563,347
Effect of potential equity shares for stock options outstanding	2,317,669	3,984,648	4,504,056

Weighted average number of equity shares used in computing diluted earnings per equity share	292,463,008	315,924,014	319,067,403

For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats cash received from optionees who exercise their option as issued equity shares even if the administrative formalities to allocate equity shares have not been completed.

The following are reconciliations of basic and diluted earnings per equity share and earnings per ADS :

	Years ended March 31,
	2005	2006	2007	2007
Basic earnings per share	Rs.22.78	Rs.29.45	Rs. 35.10	US$	0.81
Effect of potential equity shares for stock options outstanding	0.18	0.37	0.50		0.01

Diluted earnings per share	Rs.22.60	Rs.29.08	Rs. 34.60		0.80

Basic earnings per ADS	Rs.68.34	Rs.88.36	Rs.105.30	US$	2.44
Effect of potential equity shares for stock options outstanding	0.54	1.12	1.50		0.03

Diluted earnings per ADS	Rs.67.80	Rs.87.24	Rs.103.80	US$	2.41

29. Reconciliation of consolidated net income and consolidated shareholders’ equity between U.S. GAAP and Indian GAAP.

The following table is a reconciliation of consolidated net income in accordance with U.S. GAAP to consolidated net profit determined under Indian GAAP for the year ended March 31, 2007.

	Year ended March 31,
	2007
	(In millions)
Consolidated net income in accordance with U.S.GAAP	Rs.	11,039.7
Significant differences between U.S. GAAP and Indian GAAP:
(a) Allowance for credit losses		(359.8)
(b) Customer acquisition cost		(477.1)
(c) Investments		(224.7)
(d) Deferred income taxes		223.3
(e) Stock based compensation		962.7
(f) Accounting for subsidiaries and affiliates		(45.9)
(g) Provision for guarantees		213.4
(h) Accrued compensated absences		356.9
(i) Foreign exchange and derivatives		15.3
Other, net		(194.2)

Consolidated net profit determined under Indian GAAP	Rs.	11,509.6

The following table is a reconciliation of consolidated shareholders’ equity in accordance with U.S. GAAP to consolidated shareholders’ funds determined under Indian GAAP as of March 31, 2007.

	As of March 31,
	2007
	(In millions)
Shareholders’ equity in accordance with U.S. GAAP	Rs.	65,508.1
Significant differences between U.S. GAAP and Indian GAAP:
(a) Allowance for credit losses		335.6
(b) Customer acquisition costs		(3,339.2)
(c) Investments		2,878.3
(d) Deferred income taxes		484.4
(f) Accounting for subsidiaries and affiliates		(374.1)
(g) Provisions for guarantees		536.5
(h) Accrued compensated absences		872.6
(i) Foreign exchange and derivatives		617.0
(j) Dividends payable		(2,615.7)
Other, net		(199.8)

Shareholders’ funds under Indian GAAP	Rs.	64,703.7

The following are the principal differences between U.S. GAAP and Indian GAAP that apply to the Bank:

a. Allowance for credit losses

Under U.S. GAAP, the Bank establishes a specific allowance and records an unallocated allowance based on management’s best estimate of losses inherent in the loan portfolio. The allowance for credit losses consists of allowances for retail loans and wholesale loans. The Banks’ retail loan portfolio comprises of large number of homogeneous loans. Specific allowance on the retail loan portfolio is based on factors such as the nature of product, delinquency levels or the number of days the loan is past due, nature of the security available and loan to value ratio. The unallocated allowance for the retail loans portfolio is recorded by product type based on the Bank’s estimate of the expected amount of losses inherent in such product . The Bank establishes specific allowances for each of its impaired wholesale loan customer in the aggregate for all facilities based on either the present value of future cash flows discounted at the loans effective interest rate, or the net realizable value of the collateral. Unallocated allowances for wholesale standard loans is established based on overall portfolio quality, asset growth, economic conditions and other risk factors.

Under Indian GAAP, the Bank makes specific loan loss provision in respect of non-performing advances based on management’s assessment of the degree of impairment of wholesale and retail advances, subject to minimum provisioning level prescribed by the RBI. The Bank maintains general provision for standard assets, only at levels stipulated by the RBI from time to time. Provisions made in excess of these regulatory levels or provisions which are not made with respect to specific non- performing assets are categorized as floating provisions. Creation of floating provisions are considered by the Bank up to a level approved by the board of directors of the Bank. Floating provisions are not reversed by credit to Profit and Loss account and can be used only for contingencies under extraordinary circumstances for making specific provisions in impaired accounts after obtaining Board approval and with prior permission of RBI.

b. Customer acquisition costs

Under U.S. GAAP, customer acquisition costs primarily consisting of commissions paid to agents are deferred and amortized as a yield adjustment over the life of the related loans. Under Indian GAAP such costs are expensed as incurred.

c. Investments

Under both U.S.GAAP and Indian GAAP, Investments are classified as held for trading (“HFT”),held to maturity (“HTM”) or available for sale (“AFS”) ,based on management’s holding intent on the date of purchase.

Under U.S.GAAP, HFT investments are marked to market on each balance sheet date with both unrealized gains and losses included in net income .Under Indian GAAP, HFT investments are also marked to market, and any net unrealized loss arising on a portfolio basis is recognized in the statement of income . Net unrealized gains arising on a portfolio basis are not recognized.

Under U.S.GAAP, AFS investments are carried at their fair values with both unrealized gains and losses recorded in accumulated comprehensive income, a component of share holder’s equity. Under Indian GAAP AFS investments are marked to fair value and any net unrealized loss arising on a portfolio basis is recognized in the statement of income. Net unrealized gains arising on a portfolio basis are not recognized.

Under U.S.GAAP, HTM investments are carried at amortized cost. Under Indian GAAP, HTM securities are carried at acquisition cost or at amortized cost if purchased at premium. Under both U.S.GAAP and Indian GAAP, an impairment loss is recognized for any impairment that is other than temporary.

Under Indian GAAP, transfers from the HTM category to the AFS category are permitted for any reason once a year, or more frequently if the RBI grants general permission to banks to do so .Under U.S. GAAP, such transfers are only permitted for certain specified reasons.

Under U.S.GAAP, purchased premiums and discounts are both amortized as yield adjustments over the life of the related instrument. Under Indian GAAP, purchased discounts are not amortized but are recognized upon sale or maturity of the instrument.

d. Deferred income taxes

Under U.S.GAAP, a deferred tax liability is established for the tax effect of temporary differences between the tax basis and the carrying value of assets and liabilities. The tax rate used to establish deferred tax liabilities is the enacted tax rate expected to apply when the temporary differences reverse. Under Indian GAAP, a deferred tax liability is established for the tax effect of timing differences between book and tax income for the year, at the “substantially enacted” tax rate applicable on the balance sheet date. In addition, in the U.S.GAAP financial statements, the deferred tax effect of all other U.S.GAAP to Indian GAAP differences is also recognized.

e. Stock based compensation

The Bank has adopted the provisions of SFAS No. 123(R) “Accounting for Stock-Based Compensation” with effect from April 1, 2006. The statement requires all share-based payments to employees, including grants of employee stock options to be recognized in the income statement based on their fair value. Accordingly the Bank adopted the ‘modified prospective method’ for new awards granted after April 1, 2006 and to the unvested portion of previously granted stock options and awards. In respect of the earlier periods the Bank had elected to use the intrinsic value method to recognize stock based compensation.

Under Indian GAAP, the Bank uses the intrinsic value method to recognize its stock based compensation.

f. Accounting for subsidiaries and affiliates

Under U.S. GAAP, the Bank consolidates subsidiaries in which, directly or indirectly, it holds more than 50% of the voting rights or exercises control. Entities where the Bank holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence are accounted for under the equity method, and the pro rata share of their income (loss) is included in income. The Bank consolidates Variable Interest Entities (VIEs) where the Bank is determined to be the primary beneficiary under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46 (R)).

Under Indian GAAP the Bank consolidates subsidiaries where it controls the ownership, directly or indirectly of more than one-half of the voting power or controls the composition of board of directors with the objective of obtaining economic benefits from their activities. The Bank accounts for investments in associates under the equity method of accounting.

g. Provisions for guarantees

Under U.S. GAAP, the Bank makes provisions for probable loss on outstanding guarantees based on estimate of losses using a historical default rate. The Bank establishes a liability for guarantees based on their fair value at inception.

Under Indian GAAP, the Bank recognizes a provision only when it has a present obligation as a result of past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and when a reliable estimate of the amount of the obligation can be made.

h. Accrued compensated absences

Under U.S. GAAP, the Bank provides for estimated accumulated compensated absences. Under Indian GAAP, accrual for compensated absences is not made.

i. Foreign exchange and derivatives

Under U.S. GAAP, the Bank recognizes derivative instruments and forward exchange contracts, as assets or liabilities in the balance sheet and measures them at fair value, unless those instruments qualify to be accounted for as hedge contracts. For derivatives and forward exchange contracts not designated as a hedge, changes in fair value are recognized in net income in the period of change.

Under Indian GAAP the Bank recognizes all derivative instruments and forward exchange contracts as assets or liabilities in the balance sheet and measures them at the market value as per generally accepted practices prevalent in the industry. The interest rate and exchange rate risks on some on-balance sheet assets and liabilities are hedged through swap contracts. The impact of such derivative instruments is correlated with the movement of underlying assets and accounted for at fair value or on accrual basis, in accordance with RBI guidelines. Accordingly certain derivative contracts classified as hedges under Indian GAAP may not qualify as hedges under US GAAP and are accounted for as trading derivatives with changes in fair value being recorded in the income statement.

j. Dividends payable

Under U.S. GAAP, dividends and the related dividend tax are recorded as a liability when declared. Under Indian GAAP, dividends and the related dividend tax are recorded as a liability in the year to which they relate.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Indian Companies Act, 1956 (the “Act”), as amended, provides in Section 201 that:

“(1) Save as provided in this section, any provision, whether contained in the articles of a company or in an agreement with a company or in any other instrument, for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which, by virtue of any rule of law, would otherwise attach to him in respect of any negligence, default, misfeasance, breach of duty or breach of trust of which he may be guilty in relation to the company, shall be void:

Provided that a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or discharged or in connection with any application under section 633 in which relief is granted to him by the Court.”

Under Articles 223 and 224 of our Memorandum and Articles of Association:

“Subject to the provisions of the Act, every Director, Manager and every other officer or servant of the Company shall be indemnified by the Company against all costs, losses and expenses which any such Director, Manager, officer or servant may incur or become liable to by any reason of any contract entered into or act or thing done by him as such Director, Manager, officer or servant or in any way in the discharge of his duties including expenses, and it shall be the duty of Directors to pay the same out of the funds of the Company; and in particular, and so as not to limit the generality of the foregoing provisions, every Director, Manager and every other officer or servant of the Company shall be indemnified by the Company against all liabilities incurred by him as such Director, Manager, officer or servant, in defending any proceedings, whether civil or criminal, in connection with any application under Section 633 of the Act in which relief is granted by the Court, and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company.”

“Subject to the provisions of Section 201 of the Act no Director, Manager or Wholetime Director or other Officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any respect of other act for conformity or for any loss or expenses happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from bankruptcy, insolvency or tortuous act of any person, company or corporation with whom any moneys, securities or effects shall be entrusted or deposited or for any loss occasioned by any error of judgment, omission or default or oversight on his part or for any other loss or damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happens through his own dishonesty.”

Item 9. Exhibits

Item	Description
1.1	Form of Underwriting Agreement.
4.1	Specimen of certificate representing the equity shares, par value Rs. 10 each.(1)
4.2	Form of Deposit Agreement, including, as an exhibit, the form of American depositary receipt.(2)
5.1	Opinion of Talwar Thakore and Associates.
15.1	Letter of Haribhakti & Co., Chartered Accountants.
23.1	Consent of Deloitte Haskins & Sells, Independent Registered Public Accounting Firm.
23.2	Consent of Talwar Thakore and Associates (contained in Exhibit 5.1).
24.1	Power of Attorney (included on page II-5).
99.1	Certified copy of the resolutions passed by the Board of Directors of HDFC Bank Limited on May 17, 2007.

(1)	Incorporated by reference to exhibit included with the Registrant’s Form F-1/A filed on July 16, 2001.

(2)	Incorporated by reference to exhibit included with the Registrant’s Form F-1 filed on July 12, 2001.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrants or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai, India on July 10, 2007.

HDFC BANK LIMITED,

By:	/s/ Aditya Puri
Name:	Aditya Puri
Title:	Managing Director Principal Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aditya Puri and Sashi Jagdishan, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jagdish Capoor Jagdish Capoor	Chairman	July 10, 2007

/s/ Aditya Puri Aditya Puri	Managing Director (Principal Executive Officer)	July 10, 2007

/s/ Sashi Jagdishan Sashi Jagdishan	Head-Finance and Administration Principal Financial and Accounting Officer	July 10, 2007

/s/ Gautam Divan Gautam Divan	Non-executive Director	July 10, 2007

Vineet Jain	Non-executive Director	July 10, 2007

/s/ Renu Karnad Renu Karnad	Non-executive Director	July 10, 2007

/s/ K.M. Mistry K.M. Mistry	Non-executive Director	July 10, 2007

Signature	Title	Date

/s/ Arvind Pande Arvind Pande	Non-executive Director	July 10, 2007

/s/ Ashim Samanta Ashim Samanta	Non-executive Director	July 10, 2007

/s/ C.M. Vasudev C.M. Vasudev	Non-executive Director	July 10, 2007

/s/ Pandit Palande Pandit Palande	Non-executive Director	July 10, 2007

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of HDFC Bank Limited in the United States, has signed this Registration Statement or amendment thereto in the City of New York, State of New York, on July 10, 2007.

DEPOSITARY MANAGEMENT CORPORATION

By:	/s/ George Boychuk
Name:	George Boychuk
Title:	Managing Director

EXHIBIT INDEX

Item	Description
1.1	Form of Underwriting Agreement.

4.1	Specimen of certificate representing the equity shares, par value Rs. 10 each.(1)

4.2	Form of Deposit Agreement, including, as an exhibit, the form of American depositary receipt.(2)

5.1	Opinion of Talwar Thakore and Associates.

15.1	Letter of Haribhakti & Co., Chartered Accountants.

23.1	Consent of Deloitte Haskins & Sells, Independent Registered Public Accounting Firm.

23.2	Consent of Talwar, Thakore and Associates (contained in Exhibit 5.1).

24.1	Power of Attorney (included on page II-5).

99.1	Certified copy of the resolutions passed by the Board of Directors of HDFC Bank Limited on May 17, 2007.

(1)	Incorporated by reference to exhibit included with the Registrant’s Form F-1/A filed on July 16, 2001.

(2)	Incorporated by reference to exhibit included with the Registrant’s Form F-1 filed on July 12, 2001.